                                                Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-67687

                                 [ANESTA LOGO]

                                3,000,000 SHARES

                                  COMMON STOCK

Anesta Corp. is offering 2,800,000 shares of its Common Stock and the Selling Stockholders are selling an additional 200,000 shares. Anesta Corp.'s Common Stock is traded on the Nasdaq National Market under the symbol "NSTA." The last reported sale price of the Common Stock on the Nasdaq National Market on December 16, 1998 was $21.50 per share.

                         ------------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                         ------------------------------

                                                                PER
                                                               SHARE        TOTAL
                                                              -------    -----------
Public Offering Price.......................................  $21.25     $63,750,000
Underwriting Discounts and Commissions......................  $ 1.275    $ 3,825,000
Proceeds to the Company.....................................  $19.975    $55,930,000
Proceeds to the Selling Stockholders........................  $19.975    $ 3,995,000

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Anesta Corp. has granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the shares of Common Stock to purchasers on December 22, 1998.

                         ------------------------------

BANCBOSTON ROBERTSON STEPHENS                       VOLPE BROWN WHELAN & COMPANY

                The date of this Prospectus is December 16, 1998

[Inside front cover containing the following copy and illustrations: The upper half is entitled "OT-system for Drug Delivery." Below the title is an illustration of a person placing an OTS drug matrix into a mouth. Below this illustration is another illustration featuring a close-up of the OTS drug matrix inside the person's mouth. The OTS drug matrix is dissolving onto the lining of the mouth, passing through the oral mucosa, and being absorbed into the vascular tissues. The parts of the illustration are labeled as "Oral Mucosa," "Vascular Tissues," "OTS Drug Matrix," and "Saliva" with arrows pointing to the corresponding features in the illustration. To the right of the two illustrations is text divided under two headings. Under the heading "Features of oral mucosa:" are the following bulleted points: "Highly permeable," "Well vascularized," and "Facilitates rapid absorption." Directly below that, under the heading "Benefits of OTS delivery:" are the following bulleted points:
"Rapid onset of action," "Controllable, dose-to-effect," and "Cost-effective versus intravenous.

The lower half of the inside front cover is entitled "Actiq for Breakthrough Cancer Pain." Below the title is a graphic depicting the magnitude of cancer pain over time, with an overlay depicting the magnitude over time of pain relief provided by cancer medication regimes. Generally, the graphic depicts a steady level of persistent cancer pain over time, with several peaks of greater pain, or breakthrough cancer pain, exceeding the level of pain relief provided by around-the-clock medication. The graphic further depicts the level of pain relief provided by Actiq as conforming to the level of the breakthrough cancer pain. The graphic is labeled with areas representing "Persistent Cancer Pain" and "Over Medication." The graphic also has labels "Breakthrough Cancer Pain," "Around-the-Clock Medication," and "Actiq(R)" with arrows pointing to the corresponding features on the graphic. The horizontal axis of the graphic is labeled as "Time" with an arrow pointing to the right. Directly below the illustration is the legend "Actiq is indicated only for the management of breakthrough cancer pain in patients with malignancies who are already receiving and who are tolerant to opioid therapy."]

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO THE "COMPANY," "ANESTA," "WE," "US" AND "OUR" REFER TO ANESTA CORP. AND ITS SUBSIDIARY.

                         ------------------------------

                               TABLE OF CONTENTS

                                                             PAGE
                                                             ----
Summary.....................................................    1
Risk Factors................................................    4
Certain Information.........................................   12
Use of Proceeds.............................................   12
Price Range of Common Stock.................................   13
Capitalization..............................................   14
Dilution....................................................   15
Dividend Policy.............................................   15
Selected Financial Data.....................................   16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   17
Business....................................................   22
Management..................................................   38
Principal and Selling Stockholders..........................   42
Description of Capital Stock................................   44
Shares Eligible for Future Sale.............................   45
Underwriting................................................   46
Legal Matters...............................................   47
Experts.....................................................   48
Where You Can Find More Information.........................   49
Index to Consolidated Financial Statements..................  F-1

                         ------------------------------

We own or have rights to trademarks or trade names that we use in conjunction with the sale of our products. We own the Anesta(TM), OTFC(R) and Actiq(R) trademarks. Abbott Laboratories owns the trademark Fentanyl Oralet(R).

                                    SUMMARY

Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire Prospectus, especially "Risk Factors" and the Financial Statements and Notes, before deciding to invest in our Common Stock.

                                  OUR COMPANY

Anesta is a leader in the development of new pharmaceutical products for oral transmucosal drug administration. Our products are based on our proprietary oral transmucosal system (OTS) for drug delivery. Our principal product is Actiq, which was approved for marketing by the U.S. Food and Drug Administration (FDA) on November 4, 1998. Actiq is the first product specifically designed, studied and approved for breakthrough cancer pain. Actiq provides rapid pain relief in a simple, controllable and patient-friendly manner. A newly-formed, dedicated sales force of Abbott Laboratories (Abbott) will launch Actiq in the United States with support from our strategic marketing group. Our first approved product, Fentanyl Oralet, is indicated for use as a premedication before surgery and for sedation/analgesia prior to painful procedures in children and adults in a monitored anesthesia setting. We also have three product candidates in late-stage clinical trials for smoking cessation, acute pain management and short-acting sedation and several programs in preclinical development.

                          OUR ORAL TRANSMUCOSAL SYSTEM

The OTS consists of a drug matrix that is mounted on a handle or other controlling device. We designed this system to achieve rapid absorption of potent drugs through the oral mucosa, or the lining of the mouth, and into the bloodstream, producing rapid onset of the desired therapeutic effect. Our system allows a caregiver or patient to control drug administration until the desired effect is achieved or side effects appear. Our system can be more cost-effective and convenient than infusions or injections. We believe this platform technology can be applied to a range of pharmaceutical compounds.

                                     ACTIQ

Actiq is indicated only for the management of breakthrough cancer pain in patients with malignancies who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain. Breakthrough cancer pain is a sporadic flare of severe pain that "breaks through" the patient's regular medication for persistent cancer pain. Breakthrough pain is a component of chronic cancer pain that is particularly difficult to treat due to its severity, rapid onset and unpredictability. We estimate that more than 800,000 patients in the United States suffer from breakthrough cancer pain. Actiq offers rapid onset of pain relief in less than 15 minutes in a convenient form that allows the patient a means of adjusting the dose as needed.

Actiq is expected to be available for physicians to prescribe beginning in March 1999. Abbott will manufacture, distribute and sell Actiq in the United States. We are also conducting advanced clinical trials for Actiq in the United Kingdom with the goal of registering Actiq first in the United Kingdom and subsequently throughout Europe via the European Union's mutual recognition process. We have entered into distribution relationships with Grupo Ferrer Internacional S.A. (Grupo Ferrer) for Spain and Portugal, and Laboratoire L. Lafon (Lafon) for France. We plan to complete additional distribution agreements for Actiq in Europe and other key cancer pain markets.

                                  OUR PIPELINE

We are developing other product candidates based on our proprietary OTS drug delivery platform. Currently, we have three products in late-stage clinical development: OT-nicotine for smoking cessation, OT-fentanyl for acute pain, and OT-etomidate for short-acting sedation. We are also preparing investigational new drug (IND) applications for two new products, a non-opioid drug to treat pain and a drug to treat nausea and vomiting, and are conducting additional preclinical research in treating migraine headache.

                                  THE OFFERING

Common Stock Offered by the Company...  2,800,000 shares
Common Stock Offered by the Selling
  Stockholders........................  200,000 shares
Common Stock Outstanding after the
  Offering............................  12,448,687 shares
Use of Proceeds.......................  For research and development activities including preclinical and
                                        clinical testing, developing
                                        manufacturing capabilities,
                                        commercializing Actiq and working
                                        capital and other general corporate
                                        purposes. See "Use of Proceeds."
Nasdaq National Market symbol.........  NSTA

Unless otherwise stated in this Prospectus, all information contained in this Prospectus assumes no exercise of the over-allotment option granted to the Underwriters and excludes 1,640,610 shares of Common Stock issuable upon exercise of stock options at a weighted average exercise price of $11.77 per share outstanding as of September 30, 1998.

                             SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                 ------------------------------   -------------------
                                   1995       1996       1997       1997       1998
                                 --------   --------   --------   --------   --------
                                                                      (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Total revenues.................  $  1,677   $  1,598   $    189   $    113   $    331
Operating costs and expenses:
  Cost of goods sold and
     royalties.................        22         30         55         35         47
  Research and development.....     5,228      8,304      7,889      5,353      5,769
  Depreciation and
     amortization..............       158        237        269        178        224
  Marketing, general and
     administrative............     2,219      3,537      6,368      4,723      5,367
                                 --------   --------   --------   --------   --------
Loss from operations...........    (5,950)   (10,510)   (14,392)   (10,176)   (11,076)
Non operating income, net......     1,250      1,820      1,843      1,449        869
Provision for income taxes.....        --         --         --         (2)        (5)
                                 --------   --------   --------   --------   --------
Loss before cumulative effect
  of change in accounting......    (4,700)    (8,690)   (12,549)    (8,729)   (10,212)
Cumulative effect of change in
  accounting...................    (1,041)        --         --         --         --
                                 --------   --------   --------   --------   --------
Net loss.......................  $ (5,741)  $ (8,690)  $(12,549)  $ (8,729)  $(10,212)
                                 ========   ========   ========   ========   ========
Basic and diluted loss per
  common share:
  Loss before cumulative effect
     of change in accounting...  $  (0.65)  $  (1.02)  $  (1.32)  $  (0.92)  $  (1.06)
  Cumulative effect of change
     in accounting.............     (0.15)        --         --         --         --
                                 --------   --------   --------   --------   --------
Net loss per common share......  $  (0.80)  $  (1.02)  $  (1.32)  $  (0.92)  $  (1.06)
                                 ========   ========   ========   ========   ========
Weighted average shares
  outstanding..................     7,177      8,499      9,500      9,486      9,595

                                                           SEPTEMBER 30, 1998
                                                       --------------------------
                                                        ACTUAL     AS ADJUSTED(1)
                                                       --------    --------------
                                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents, marketable debt securities
  and certificate of deposit.........................  $ 20,049       $ 75,604
Total assets.........................................    22,980         78,535
Long-term obligations, including current portion.....     1,750          1,750
Deficit accumulated during development stage.........   (43,174)       (43,174)
Stockholders' equity.................................    19,538         75,093

------------
(1) Adjusted to reflect the proceeds from the sale of 2,800,000 shares of Common Stock by Anesta at a public offering price of $21.25 per share and after deducting the underwriting discount and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

An investment in this Common Stock offering is very risky. You should carefully consider the following risk factors in addition to the remainder of this prospectus before purchasing the Common Stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Many factors, including those described below, may cause actual results to differ materially from anticipated results.

OUR ABILITY TO ACHIEVE PROFITABILITY DEPENDS ON THE SUCCESSFUL LAUNCH OF ACTIQ

We must successfully launch Actiq together with our U.S. strategic partner Abbott to achieve profitability. Although Actiq was approved by the FDA in November 1998, the commercial success of the product will depend on many factors, including:

  - Abbott's ability to recruit and train a sales force dedicated to Actiq;
  - Abbott's ability to manufacture sufficient quantities of Actiq while following strict regulatory requirements;
  - Abbott's ability to price Actiq at a level that leads to market acceptance;
  - Physicians' willingness to prescribe Actiq for breakthrough cancer pain; and
  - Use of Actiq by cancer patients who suffer from breakthrough cancer pain.

We do not control any of these factors and cannot assure investors that Actiq will be successfully launched. We, along with Abbott, must make every effort through a comprehensive risk management program to reduce the inappropriate use of Actiq. These and other factors that may prevent successful commercialization of Actiq are discussed in greater detail in the risk factors that follow. If Actiq is not commercially successful, we will experience significant operating losses and our viability will be dependent upon developing other commercial products.

WE DEPEND ON ABBOTT TO COMMERCIALIZE ACTIQ

The success of Actiq in the United States depends on the efforts of Abbott. Abbott is currently the only approved commercial manufacturer of Actiq and Abbott has the exclusive right to sell and distribute Actiq in the United States.

We do not control how Abbott performs its obligations under our collaboration agreement. Abbott may not be able to establish and maintain an effective sales force for Actiq. Abbott may terminate the dedicated Actiq sales force and sell Actiq through its other sales organizations. Some of Abbott's existing or future products may compete with Actiq and Abbott may shift sales and marketing resources to other products. Abbott controls the pricing strategy for Actiq, as well as the process of securing the approval of government healthcare authorities, insurance companies and managed care organizations to pay or reimburse for the use of Actiq. Abbott has not yet determined the pricing of Actiq, and we cannot assure you that Abbott will price Actiq in a manner that leads to market acceptance.

The manufacturing process for Actiq is strictly regulated by the FDA and involves certain supplies, such as child-resistant product packaging, that involve long lead times. Abbott may not be able to predict or respond to product demand for Actiq in a timely manner. Abbott has the right to terminate our collaboration in certain circumstances. We have limited rights to terminate the Abbott alliance, so even if Abbott does not perform in a satisfactory manner, we may not be able to seek another partner for Actiq in the United States. We do not currently have adequate resources to distribute or sell Actiq on our own. If Abbott does not satisfactorily perform under the collaboration agreement, our financial condition will be materially and adversely affected.

MARKET ACCEPTANCE OF ACTIQ IS UNCERTAIN

Actiq uses a new method of oral transmucosal drug delivery and we cannot assure you that physicians or patients will adopt Actiq. To date, a limited number of clinical trial patients have used Actiq, and it is uncertain whether patients will use Actiq to treat their breakthrough cancer pain. Physicians will prescribe Actiq only if they determine, based on experience, clinical data, and other factors, that it is preferable to other products currently used for breakthrough cancer pain. Recommendations and endorsements by influential physicians will be essential for market acceptance of Actiq, and we may not be able to obtain these recommendations and endorsements. In addition, many other factors influence the adoption of new pharmaceuticals, including marketing and distribution restrictions, adverse publicity, product pricing and reimbursement by third party payors. Third party payors may not agree to reimburse patients for the cost of using Actiq. If Actiq does not achieve adequate sales, our business and financial condition would be materially and adversely affected.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION

The FDA must approve our new products before they can be marketed in the United States. Before we can file a New Drug Application (NDA) with the FDA, the product candidate must undergo extensive clinical trials. The regulatory process is expensive and time consuming, and any NDA that we submit may not be approved. Our product candidates must also be approved by foreign governments before the product can be sold in other countries as discussed under the heading "International Commercialization of Actiq Faces Significant Obstacles" below.

Any regulatory approval of a product is limited to specific therapeutic uses for which the product has demonstrated safety and efficacy in clinical testing. In addition, approval may be contingent on post-marketing studies. A pharmaceutical product remains subject to extensive regulation even after approval. The FDA and state regulatory authorities stringently apply and enforce regulatory requirements for drug manufacturing and related activities. The FDA or state regulatory authorities could restrict an approved product or manufacturer, order withdrawal of a product or shut down a manufacturing facility if they discover a significant problem or a violation of applicable regulations.

The FDA can impose significant restrictions on the marketing and distribution of approved products. We have developed with Abbott, in consultation with the FDA, a comprehensive risk management program for Actiq that includes significant restrictions on the manner in which Actiq will be marketed and sold. The program was developed in response to the concerns expressed by the FDA in its not-approvable letter in November 1997. The program is designed to prevent accidental ingestion by children, improper patient selection and diversion or abuse of the product. Developing this program was a time consuming process and delayed the regulatory approval of Actiq for approximately one year. Because our future products may also involve the delivery of potent drugs, we may experience similar delays.

Any products that we develop in the future will be subject to rigorous regulatory review. We may not be able to establish that any future products are safe and effective or obtain FDA approval. Regulatory concerns or changes could delay or prevent approval of new products. For example, the FDA imposed significant restrictions on Abbott's sales and distribution of

Fentanyl Oralet in 1994 after it had approved the product. Although these restrictions were relaxed in 1996, we believe those restrictions limited the market acceptance of Fentanyl Oralet. As a part of Actiq's comprehensive risk management plan, all educational and promotional materials must be submitted to, and reviewed by, the FDA. Future restrictions on the marketing or sales of our products could limit sales. See "Business -- Government Regulation."

OUR PRODUCTS CONTAIN CONTROLLED SUBSTANCES

The active ingredient in Actiq and Fentanyl Oralet is fentanyl citrate (fentanyl), which is a controlled substance regulated by the U.S. Drug Enforcement Administration (DEA). Fentanyl is listed by the DEA as a Schedule II substance, which means that its manufacture, shipment, sale and use is subject to the highest degree of regulation and accountability. The amount of fentanyl that Abbott can obtain is limited by the DEA and Abbott's quota may not be sufficient to meet potential demand. Future products may also contain substances regulated by the DEA.

Products containing controlled substances may generate public controversy. Opponents of these products may seek restrictions on marketing and withdrawal of regulatory approval. In addition, these opponents can generate negative publicity in an effort to bring about rejection of a product by the medical community. For example, a public interest group attempted to block FDA approval of Fentanyl Oralet. Following FDA approval of Fentanyl Oralet in 1993, the group unsuccessfully urged the FDA to withdraw its approval. Political pressures and adverse publicity could lead to delays and increased expenses and limit or restrict the introduction and marketing of our products. If the FDA withdrew the approval of, or placed additional significant restrictions on, the marketing of Actiq, our business could be materially and adversely affected.

WE FACE PRODUCT LIABILITY RISKS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE INSURANCE

The testing, marketing and sale of our products involves significant risks. We may be held liable for adverse reactions resulting from the use of our products. Our products involve a new method of delivery for potent drugs that requires greater precautions to prevent unintended use. For example, we have worked with Abbott to develop a specific risk management program for Actiq that is designed to prevent accidental ingestion by children, improper patient selection, diversion and abuse. The failure of these measures could result in harmful side effects or death. As a result, consumers, regulatory agencies, pharmaceutical companies or others might make claims against us. We currently have clinical trial and product liability insurance with aggregate coverage of $5 million. We will seek to maintain and appropriately increase such insurance coverage as development and commercialization of our products progresses. Insurance may not be available at a reasonable cost or in sufficient amounts to protect us from liability claims. The obligation to pay any product liability claim in excess of our insurance coverage or the recall of any of our products could adversely affect our financial condition.

WE FACE INTENSE COMPETITION AND TECHNOLOGICAL CHANGE

We face intense competition and technological change. Existing and future products, therapies, technological approaches and delivery systems will compete directly with our products. Competing products may provide greater therapeutic benefits for a specific indication, or may offer comparable performance at a lower cost. Actiq faces competition from inexpensive oral morphine tablets and quick-acting intravenous opioid delivery systems. Other technologies are being developed for rapidly delivering opioids to treat breakthrough pain, at least one of which is in clinical trials.

We compete with fully integrated pharmaceutical companies, smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have drug delivery products already approved or in development and operate large, well-funded research and development programs in these fields. Our competitors may develop safer or more effective drugs and achieve faster or broader regulatory approval, wider availability of supply, more effective marketing and sales or superior proprietary positions. Any products that we develop may become obsolete before we recover any expenses incurred in connection with development of these products.

INTERNATIONAL COMMERCIALIZATION OF ACTIQ FACES SIGNIFICANT OBSTACLES

We plan to commercialize Actiq internationally through collaborative relationships with foreign partners. We have limited foreign regulatory, clinical and commercial resources. We have entered into relationships with Grupo Ferrer for Spain and Portugal and with Lafon for France. These and other potential future partners are critical to our international success. We may not be able to enter into collaboration agreements with appropriate partners for important foreign markets on acceptable terms, or at all. Existing or future collaborations with foreign partners may not be effective or profitable for us.

We will need to obtain approvals from the appropriate regulatory, pricing and reimbursement authorities to market Actiq internationally. We are conducting clinical trials in the United Kingdom and will first seek approval for Actiq in the United Kingdom and subsequently in other European Union countries. We may not obtain foreign regulatory approval for Actiq. Pursuing foreign regulatory approvals will be time-consuming and expensive. The regulations can vary among countries and foreign regulatory authorities may require different or additional clinical trials than we conducted to obtain FDA approval for Actiq. In addition, adverse clinical trial results, such as death or injury due to side effects, could jeopardize not only foreign regulatory approval, but may also lead to marketing restrictions or product withdrawal in the United States. Actiq may also face foreign regulatory requirements applicable to controlled substances.

Foreign collaborative partners may not be effective in their efforts to sell Actiq even if regulatory approvals are obtained. The factors affecting product pricing strategy and availability of reimbursement vary from country to country, and we and our partners may not develop a viable strategy to address these issues. Prevailing practices regarding treatment of cancer pain also differ from country to country, and factors unique to a particular market may prevent or limit market acceptance of Actiq. If we do not establish and maintain effective relationships with foreign collaborative partners, and successfully address the other challenges of foreign markets, our financial condition could be adversely affected. It may be difficult and expensive to terminate a relationship with a foreign collaborative partner, even if termination is permitted by the collaboration agreement. Doing business abroad involves other risks, including risk of losses or reduced market opportunities due to tariffs, trade barriers, changes in currency exchange rates, export or import controls, restrictions on convertibility of foreign currencies or transfer of funds, and political and economic risks. Furthermore, international intellectual property rights may not be as comprehensive or provide the same level of protection as the U.S. laws.

OUR ABILITY TO DEVELOP ADDITIONAL PRODUCTS IS UNCERTAIN

Our future success depends, in part, on our ability to develop additional commercial products. While we have conducted clinical trials for OT-nicotine and OT-etomidate, we have not yet determined that these or other product candidates have medical benefits that justify the significant additional costs that would be necessary to commercialize them. Even if we determine that a product candidate has medical benefits, the cost of commercializing that product candidate may be too high to justify development. If health insurance companies and other third party payors decide not to reimburse patients for purchasing our products, sales could be severely limited. In addition, competitors may develop products that are more effective, cost less or are ready for commercial introduction before our products. If we are unable to develop additional, commercially viable products, our future prospects will be limited.

CLINICAL TRIALS ARE EXPENSIVE AND UNCERTAIN

Extensive and costly clinical trials must be conducted to demonstrate a product's safety and efficacy before it can be approved by the FDA or other regulatory authorities. A product candidate that appears to be safe and effective in early testing may not ultimately prove to be safe and effective when tested in a larger number of patients. We may also encounter problems in a clinical trial that significantly delay or cause us to terminate the clinical trial program. Any adverse clinical event could cause delays or prevent us from commercializing additional products.

LIMITED MANUFACTURING EXPERIENCE

We have developed an alternative manufacturing method which we believe could lower costs and increase applicability to a variety of compounds. We have manufactured OTS products for clinical trials using this method. We intend to apply this new manufacturing method to produce products for foreign markets. However, we have never manufactured commercial quantities of our products using this or any other method. We have limited experience with regulatory approval of manufacturing processes. This new method may prove to be too expensive, complex or unsuited for some applications and may not be approvable by the FDA or other regulatory authorities. We may not be able to develop a manufacturing process that produces adequate amounts of our products at an acceptable cost. The FDA and other regulatory authorities require that our products be manufactured according to rigorous standards, which may significantly increase our costs and may even prevent us from making our products in amounts sufficient to meet market demand. If we change our approved manufacturing process, the FDA will require a new approval before the process could be used. Failure to develop our manufacturing capabilities may mean that even if we develop promising new products, we may not be able to produce them profitably.

WE WILL NEED TO FIND CORPORATE PARTNERS FOR OUR NEW PRODUCTS

To commercialize any of our current product candidates, we will need to establish relationships with corporate partners. We do not have the sales, marketing, manufacturing or distribution capabilities that would allow us to sell our products alone. As a result, we will need to develop relationships with companies that have these capabilities to commercialize any new products. We may not be able to find partners who will agree to sell and distribute our products on favorable terms, or at all. Even if we form corporate partnerships, those relationships may not be advantageous to us for a variety of reasons, including inadequate attention or resource commitments by the partner, management turnover, changing market conditions and competitive developments. If we are unable to form successful corporate partnerships for a product, we may be unable to commercialize that product profitably.

OUR SUCCESS DEPENDS ON PROTECTING OUR INTELLECTUAL PROPERTY

Our success will depend, in part, on our ability to obtain and protect patents, maintain trade secrets and operate without infringing on the proprietary rights of others in the United States and other countries. Our products are based on ten U.S. and 96 foreign patents for the OTS, which are held by the University of Utah and its assignee, University of Utah Research Foundation (collectively
UURF). We have exclusive, world-wide licenses to these patents which cover the design and types of pharmaceutical compounds in our products. Our success depends on the continued validity of these patents. If either we or the UURF fail to file, prosecute or maintain any of the patents, our business could be severely damaged. We intend to file additional patent applications relating to our technology, products and processes. We will also direct the UURF to file any additional patent applications relating to the technology we have licensed. However, any of these patents or patent applications may be challenged, invalidated or circumvented by our competitors. These patents may also fail to provide meaningful competitive advantages to us. For example, another company may develop a way to deliver potent opioids in a more cost-effective manner than our products without infringing on our patents.

Intellectual property rights are uncertain and involve complex legal and factual questions. We may be unknowingly infringing on the proprietary rights of others and may be liable for that infringement, which could result in significant liability for us. For example, we are not aware of any third party intellectual property rights which would prevent our use of our new manufacturing method, although rights of this type may exist. We could be forced to either seek a license to intellectual property rights of others or alter our products or processes so that they no longer infringe the proprietary rights of others. A license could be very expensive to obtain, or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical.

We are responsible for any patent litigation costs. If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine who had the claimed rights first. We may also be forced to seek a judicial determination concerning the rights in question. These types of proceedings may be costly and time consuming for us, even if we eventually prevail. If we do not prevail, we might be forced to pay significant damages, obtain a license or stop making a certain product.

We also rely on trade secrets, proprietary know-how and confidentiality provisions in agreements with collaborative partners, employees and consultants to protect our intellectual property. Other parties may not comply with the terms of their agreements with us and we may not be able to adequately enforce our rights against these people.

UNCERTAINTY OF PHARMACEUTICAL PRICING, REIMBURSEMENT AND HEALTHCARE REFORM MEASURES

The availability of reimbursement by governmental and other third party payors affects the market for any pharmaceutical product. These third party payors continually attempt to contain or reduce the costs of healthcare. Currently, Actiq has not been approved for reimbursement by any third party payors. In the United States and in certain foreign jurisdictions there have been a number of legislative and regulatory proposals to change the healthcare system, and further proposals are likely. The potential for adoption of these proposals affects our ability to raise capital, obtain additional collaborative partners and market our products. We could experience pricing pressure on our current and future products due to the trend toward managed health care, the increasing influence of health maintenance organizations, and additional legislative proposals. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope.

WE HAVE NOT BEEN PROFITABLE AND MAY REQUIRE ADDITIONAL FINANCING

We have not been profitable since our inception in August 1985. As of September 30, 1998 we had an accumulated deficit of approximately $43.2 million. We expect to continue to incur losses through at least 1999. We may never realize significant revenues or be profitable. Factors that will influence our profitability include the success of Actiq, the development and commercialization of additional products, timing and difficulty of obtaining regulatory approvals and competition.

Most of our funding has come from research and development fees and the sale of stock. We may have to raise additional funds through collaborative relationships or public and private financings. Additional financing may not be available on favorable terms, or at all. If we raise additional funds by selling equity securities, the share ownership of our existing investors could be diluted or the new equity purchasers may obtain terms that are better than those of our existing investors. Lack of financing may delay, reduce or eliminate some of our programs or force us to relinquish rights to technology, product candidates or products.

WE NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS AND MANAGE GROWTH

Attracting and retaining qualified employees, consultants and advisors is critical to our success. We will need to hire additional qualified personnel with expertise in research and development, clinical testing, government regulation, manufacturing and marketing. We compete for qualified individuals with numerous pharmaceutical, health products and biotechnology companies, universities and other research institutions. We may not be able to attract and retain these types of individuals.

With the approval of Actiq and continued development of product candidates, our operations may expand in the future. Any significant growth will place demands on our management and operational resources. These demands may include hiring additional people, capital improvements and changing relationships with corporate partners. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls. Failure to properly manage our growth could result in loss of market opportunities and materially damage our financial condition.

Universities and medical institutions conduct clinical development under agreements with us. We depend on principal investigators to conduct our clinical development activities. These collaborators are not our employees and we do not control their activities. Our collaborators may also have relationships with other commercial entities, some of whom may compete with us.

WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS

Our Certificate of Incorporation and Bylaws contain provisions which may discourage takeover attempts, including transactions in which stockholders might receive a premium for their shares. This may limit stockholders' ability to approve a transaction that stockholders may think is in their best interest. Our Certificate of Incorporation and Bylaws require that any action required or permitted to be taken by our stockholders must be taken at a properly called meeting of stockholders. Special stockholder meetings may be called only by the Board of Directors, the Chairman of the Board or the President. In addition, the Board of Directors has the authority, without stockholder action, to fix the rights and preferences of and issue shares of Preferred Stock, which may have the effect of delaying or preventing a change in control.

HIGHLY VOLATILE STOCK PRICE

The market price of our Common Stock has been highly volatile and is likely to continue to be volatile. Factors affecting our stock price include: fluctuations in our operating results, announcements of technological innovations or new commercial therapeutic products by us or our competitors, published reports by securities analysts, progress with clinical trials, governmental regulation, changes in reimbursement policies, developments in patent or other proprietary rights, developments in our relationship with collaborative partners, public concern as to the safety and efficacy of our products and general market conditions.

OUR OPERATIONS INVOLVE HAZARDOUS MATERIALS

Our research and manufacturing activities involve the controlled use of hazardous materials. Although we believe that our safety procedures for these materials comply with governmental standards, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we could be held liable for any resulting damages, which could exceed our financial resources.

ABSENCE OF DIVIDENDS

We intend to retain any future earnings to finance the growth and development of our business and we do not plan to pay cash dividends in the foreseeable future.

                              CERTAIN INFORMATION

We were incorporated in Utah in August 1985 and changed our state of incorporation to Delaware in September 1993. Our executive offices are located at 4745 Wiley Post Way, Plaza 6, Suite 650, Salt Lake City, Utah 84116, and our telephone number is (801) 595-1405. Our web site is located at www.anesta.com. Information contained on our website is not part of this Prospectus.

                                USE OF PROCEEDS

Our proceeds from the sale of the 2,800,000 shares of Common Stock we are offering are estimated to be $55.6 million ($64.5 million if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and our estimated offering expenses. We will not receive any proceeds from the sale of the 200,000 shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

We intend to use approximately $30 million of the proceeds of the offering for research and development including clinical and preclinical testing of our products and hiring additional scientific, clinical and management personnel, and approximately $15 million to improve and equip our research, development and manufacturing facilities and for Actiq commercial activities in the United States and market preparation in Europe. The remaining proceeds will be used for working capital and general corporate purposes. The amounts actually spent for each purpose may vary significantly, depending on the progress of our development programs, the results of clinical studies, the timing of regulatory approvals, technological advances, determinations of the commercial potential of our products, status of competitive products, the rate at which operating losses are incurred, the receipt of funding from collaborative partners and other factors, many of which are beyond our control. We may also use some of the proceeds to acquire other companies, technology or products that complement our business, although we are not currently planning any of these transactions. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

Our Common Stock began trading publicly through the Nasdaq National Market on January 28, 1994 under the symbol "NSTA." The following table lists quarterly information on the price range of the Common Stock based on the high and low reported closing bid prices for our Common Stock as reported on the Nasdaq National Market for the periods indicated below. These prices do not include retail markups, markdowns or commissions.

                                                               HIGH     LOW
                                                              ------   ------
Fiscal 1998:
  Fourth Quarter (through December 16, 1998)................  $22.75   $13.88
  Third Quarter.............................................   18.63    11.63
  Second Quarter............................................   20.38    13.75
  First Quarter.............................................   21.75    15.63
Fiscal 1997:
  Fourth Quarter............................................   27.75    12.50
  Third Quarter.............................................   29.00    15.13
  Second Quarter............................................   19.88    10.75
  First Quarter.............................................   22.00    14.75
Fiscal 1996:
  Fourth Quarter............................................   20.63    12.25
  Third Quarter.............................................   14.75     8.75
  Second Quarter............................................   21.50    10.75
  First Quarter.............................................   16.75     9.25

As of November 18, 1998, there were approximately 171 holders of record of the Common Stock although there are a larger number of beneficial holders. On December 16, 1998, the last reported sale price on the Nasdaq National Market for the Common Stock was $21.50.

                                 CAPITALIZATION

The following table reflects our actual capitalization at September 30, 1998, and as adjusted to reflect the proceeds from the sale of 2,800,000 shares of Common Stock offered hereby and after deducting the underwriting discount and estimated offering expenses.

                                                            SEPTEMBER 30, 1998
                                                          -----------------------
                                                           ACTUAL     AS ADJUSTED
                                                          --------    -----------
                                                              (IN THOUSANDS)
Current portion of notes payable........................  $    250     $    250
                                                          --------     --------
Notes payable, non-current portion......................     1,500        1,500
                                                          --------     --------
Stockholders' equity(1):
Preferred stock, $.001 par value; 1,000,000 shares,
  authorized; no shares issued or outstanding, actual or
  as adjusted...........................................        --           --
Common stock, $.001 par value; 15,000,000 shares
  authorized; 9,648,687 shares issued, actual;
  12,448,687 shares issued, as adjusted.................        10           12
Additional paid-in capital..............................    62,638      118,191
Deficit accumulated during the development stage........   (43,174)     (43,174)
Accumulated other comprehensive income..................        64           64
                                                          --------     --------
  Total stockholders' equity............................    19,538       75,093
                                                          --------     --------
  Total capitalization..................................  $ 21,288     $ 76,843
                                                          ========     ========

------------
(1) Excludes 1,640,610 shares of Common Stock issuable upon exercise of stock options at a weighted average exercise price of $11.77 per share outstanding as of September 30, 1998.

                                    DILUTION

Our net tangible book value as of September 30, 1998 was approximately $19.5 million, or approximately $2.025 per share of Common Stock. Net tangible book value per share represents the amount of our stockholders' equity, divided by 9,648,687 shares of Common Stock outstanding.

Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of the 2,800,000 shares of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after this offering. After giving effect to our sale of 2,800,000 shares of Common Stock in this offering and after deduction of the underwriting discount and estimated offering expenses, our pro forma net tangible book value as of September 30, 1998 would have been approximately $75.1 million, or $6.032 per share. This represents an immediate increase in pro forma net tangible book value of $4.007 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $15.218 per share to purchasers of Common Stock in this offering.

Public offering price per share.............................            $ 21.25
  Net tangible book value per share before offering.........  $2.025
  Increase per share attributable to new investors..........   4.007
                                                              ------
Pro forma net tangible book value per share after
  offering..................................................              6.032
                                                                        -------
Net tangible book value dilution per share to new
  investors.................................................            $15.218
                                                                        =======

We have reserved 1,640,610 shares of Common Stock for issuance upon exercise of options outstanding as of September 30, 1998, at a weighted average exercise price of $11.77. If these options are exercised, there will be further dilution to new investors.

                                DIVIDEND POLICY

We intend to retain any future earnings to finance the growth and development of our business and we do not plan to pay any cash dividends in the foreseeable future.

                            SELECTED FINANCIAL DATA

The selected financial data set forth below with respect to the Company's statements of operations for each of the three years in the period ended December 31, 1997 and balance sheets at December 31, 1997 and 1996, have been derived from the financial statements of the Company included elsewhere in this Prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1994 and 1993 and the balance sheet data as of such dates, have been derived from the financial statements audited by PricewaterhouseCoopers LLP but not included in this Prospectus. The financial data for the nine months ended September 30, 1997 and 1998 and for the period from inception (August 1, 1985) to September 30, 1998, have been derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The data set forth below should be read in conjunction with the financial statements, including notes thereto, included elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                                   PERIOD FROM
                                                                                               NINE MONTHS          INCEPTION
                                                                                                  ENDED             (AUGUST 1,
                                                   YEAR ENDED DECEMBER 31,                    SEPTEMBER 30            1985)
                                      --------------------------------------------------   -------------------   TO SEPTEMBER 30,
                                        1993       1994      1995      1996       1997       1997       1998           1998
                                      --------   --------   -------   -------   --------   --------   --------   ----------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Product sales.....................  $     --   $     37   $    61   $    92   $    184   $    110   $    152       $    526
  Royalty revenue...................        --          1       102         3          5          3          4            115
  Contract research/License
    agreements......................     1,584        812     1,514     1,503         --         --        175         10,154
                                      --------   --------   -------   -------   --------   --------   --------       --------
    Total revenues..................     1,584        850     1,677     1,598        189        113        331         10,795
                                      --------   --------   -------   -------   --------   --------   --------       --------
Operating costs and expenses:
  Cost of goods sold and
    royalties.......................        --         24        22        30         55         35         47            178
  Research and development..........     1,793      3,210     5,228     8,304      7,889      5,353      5,769         36,503
  Depreciation and amortization.....        85        103       158       237        269        178        224          1,321
  Marketing, general and
    administrative..................       553      1,328     2,219     3,537      6,368      4,723      5,367         21,093
                                      --------   --------   -------   -------   --------   --------   --------       --------
Loss from operations................      (847)    (3,815)   (5,950)  (10,510)   (14,392)   (10,176)   (11,076)       (48,300)
Non operating income, net...........         8        866     1,250     1,820      1,845      1,449        869          6,666
Provision for income taxes..........        --         --        --        --         (2)        (2)        (5)           (30)
                                      --------   --------   -------   -------   --------   --------   --------       --------
Loss before extraordinary item and
  cumulative effect of change in
  accounting........................      (839)    (2,949)   (4,700)   (8,690)   (12,549)    (8,729)   (10,212)       (41,664)
Extraordinary item..................        --         --        --        --         --         --         --             22
Cumulative effect of change in
  accounting........................        --         --    (1,041)       --         --         --         --         (1,041)
                                      --------   --------   -------   -------   --------   --------   --------       --------
Net loss............................  $   (839)  $ (2,949)  $(5,741)  $(8,690)  $(12,549)  $ (8,729)  $(10,212)      $(42,683)
                                      ========   ========   =======   =======   ========   ========   ========       ========
Basic and diluted loss per common
  share:
  Loss before cumulative effect of
    change in accounting............  $  (0.62)  $  (0.51)  $ (0.65)  $ (1.02)  $  (1.32)  $  (0.92)  $  (1.06)
  Cumulative effect of change in
    accounting......................        --         --     (0.15)       --         --         --         --
                                      --------   --------   -------   -------   --------   --------   --------
Net loss per common share...........  $  (0.62)  $  (0.51)  $ (0.80)  $ (1.02)  $  (1.32)  $  (0.92)  $  (1.06)
                                      ========   ========   =======   =======   ========   ========   ========
Weighted average shares
  outstanding.......................     1,345      6,721     7,177     8,499      9,500      9,486      9,595

                                                                    DECEMBER 31,                           SEPTEMBER 30, 1998
                                                 ---------------------------------------------------    -------------------------
                                                  1993       1994       1995       1996       1997      ACTUAL     AS ADJUSTED(1)
                                                 -------    -------    -------    -------    -------    -------    --------------
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents, marketable debt
  securities
  and certificate of deposit.................    $    41    $26,392    $21,844    $41,359    $29,676    $20,049       $ 75,604
Total assets.................................      1,686     28,260     24,242     43,959     32,712     22,980         78,535
Long-term obligations, including current
  portion....................................         83         52      1,516      1,350      2,000      1,750          1,750
Deficit accumulated during development
  stage......................................     (2,540)    (5,981)   (11,723)   (20,413)   (32,962)   (43,174)       (43,174)
Stockholders' equity.........................        508     27,052     21,677     41,115     29,198     19,538         75,093

------------
(1) Adjusted to reflect the sale of 2,800,000 shares of Common Stock by the Company at a public offering price of $21.25 per share and, after deducting the underwriting discount and estimated offering expenses, and the application of the proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to us are included to identify forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

Anesta has two products that have been approved by the FDA, Actiq and Fentanyl Oralet, and a number of other product candidates in various stages of preclinical and clinical development. All of these products and product candidates use Anesta's proprietary oral transmucosal system for drug delivery. Actiq is indicated only for the management of breakthrough cancer pain in patients with malignancies who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain. Actiq was approved by the FDA in November 1998 and its commercial launch is expected in March 1999. Anesta's first product, Fentanyl Oralet, was developed for premedication before surgery or painful procedures in monitored anesthesia settings and was approved by the FDA in October 1993. Commercial sales of Fentanyl Oralet have not been and are not expected to be significant.

Abbott is Anesta's exclusive partner for the commercialization of Actiq and Fentanyl Oralet in the United States. Abbott manufactures Actiq and Fentanyl Oralet and sells these products to Anesta at a price that reflects Abbott's cost of manufacturing. Anesta in turn resells these products to Abbott at a price related to Abbott's selling price to wholesalers and pharmacies. Anesta's gross margin therefore is directly affected by Abbott's manufacturing costs and selling price. Abbott also is obligated to pay Anesta a small royalty on its sales of Actiq and Fentanyl Oralet, which essentially offsets Anesta's royalty obligation to the UURF. Anesta recognizes revenue when Abbott ships product against a customer order.

In 1995, Anesta reacquired from Abbott commercial rights to all OT-fentanyl products, including Actiq and Fentanyl Oralet, outside the United States. Anesta intends to commercialize Actiq internationally through collaborations with corporate partners. Anesta has entered into collaborations with Grupo Ferrer for distribution in Spain and Portugal, and with Lafon for distribution in France. Anesta intends to seek additional partners for other major foreign markets. Anesta is pursuing registration of Actiq in the United Kingdom, the largest cancer pain market in Europe, and if that registration is obtained, Anesta intends to seek approvals in other European Union countries under the European Union's mutual recognition process.

Anesta has devoted most of its resources since its inception in 1985 to research and development of Fentanyl Oralet, Actiq and product candidates, as well as commercialization of Fentanyl Oralet and preparations for the commercialization of Actiq. Anesta, a development stage company, had an accumulated deficit as of September 30, 1998, of approximately $43.2 million.

RESULTS OF OPERATIONS

 NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

Revenues. Total revenues increased by $218,700 to $331,400 for the nine months ended September 30, 1998 compared with the nine months ended September 30, 1997, primarily as a result of upfront fees paid by Grupo Ferrer and Lafon upon execution of their collaboration agreements.

Operating Expenses. Research and development expenses increased by $415,200 or 8% for the nine months ended September 30, 1998 as compared to the corresponding period in 1997. The increase is due to higher expenditures in 1998 related to clinical research programs and for the preparation, filing and support of the amendment for the Actiq NDA. The Company expects that its research and development expenses will increase in the future as a result of increased expenses related to the hiring of additional personnel, preclinical studies, clinical trials, product development and manufacturing process development activities.

Depreciation and amortization expense increased by $46,300 or 26% for the nine months ended September 30, 1998 as compared to the corresponding period in 1997. The increase in 1998 is due to the Company's remodeling of additional facilities near the end of 1997.

Marketing, general and administrative expenses increased by $644,000 or 14% for the nine months ended September 30, 1998 as compared to the corresponding period in 1997. The increase in marketing, general and administrative expenses is due primarily to higher expenditures for personnel, corporate development activities, European operations, marketing research, and Actiq pre-launch marketing activities. The Company expects that its marketing and general and administrative expenses will increase in the future as a result of the increased support required for marketing research, Actiq pre-launch market development and market launch activities, European operations including international clinical research studies and corporate development activities.

Non Operating Income (Expense). Interest income decreased by $562,500 or 37% for the nine months ended September 30, 1998 as compared to the corresponding period in 1997. The decrease is primarily due to a reduction in the amount of invested funds.

Interest expense increased by $11,200 or 12% for the nine months ended September 30, 1998 as compared to the corresponding period in 1997. The increase is primarily due to borrowings under the term note and related payments thereon.

Income Taxes. The provision for income taxes in 1998 and 1997 relates solely to state income taxes. The Company recognized no tax benefit from its losses in those years.

Net Loss. As a result of the increase in total revenues, the increase in research and development activities, the increase in marketing, general and administrative expenses and other factors discussed above, the net loss for the nine months ended September 30, 1998 was $10,212,100 or $1.06 per share as compared to $8,729,000 or $0.92 per share for the same period in 1997.

 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

Revenues. Total revenues decreased by $1,408,900 or 88% during 1997 as compared to 1996 and by $78,400 or 5% between 1996 and 1995. The decrease in 1997 is primarily a result of the completion of funding by Abbott in 1996 under a collaborative funding agreement.

Substantially all revenues in 1996 and 1995 were from development funding under the collaborative agreement with Abbott relating to the Actiq Cancer Pain Program.

Operating Expenses. Research and development expenses decreased by $414,700 or 5% during 1997 as compared to 1996 and increased by $3,075,400 or 59% between 1996 and 1995. The decrease in 1997 and the increase in 1996 are due to higher expenditures in 1996 related to clinical research programs and preparation for filing the Actiq NDA (See Note 10 to Financial Statements). The Company expects that its research and development expenses will increase in the future as a result of increased expenses related to the hiring of additional personnel, preclinical studies, clinical trials, product development, manufacturing process development activities and clinical trial material manufacturing.

Depreciation expense increased by $32,000 or 13% during 1997 as compared to 1996 and by $80,000 or 51% between 1996 and 1995. The increase in 1997 is due to the Company's remodeling of additional facilities and the increase in 1996 is primarily due to a decrease in the estimated useful life of specific leasehold improvements.

Marketing, general and administrative expenses increased by $2,831,200 or 80% during 1997 as compared to 1996 and by $1,317,600 or 59% between 1996 and 1995. The increase in 1997 and 1996 is due primarily to higher expenditures for personnel, corporate development activities, marketing research, Actiq premarketing activities, and equipment leasing. The Company expects that its marketing and general and administrative expenses will increase in the future as a result of the increased support required for marketing research, Actiq pre-launch market development and market launch activities, and corporate development activities.

Non Operating Income (Expense). Interest income increased by $34,700 during 1997 as compared to 1996 and by $592,500 between 1996 and 1995. The increase in 1997 and 1996 is primarily due to income earned on the invested net proceeds from the Company's secondary offering in June 1996.

Interest expense increased by $27,900 during 1997 as compared to 1996 and by $11,600 between 1996 and 1995. The increase in both years is primarily due to interest expense related to borrowings on the Company's revolving/term loan.

Income Taxes. The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 relates solely to state income taxes. The Company recognized no tax benefit from its losses in those years. The Company's ability to realize the benefit of the deferred tax asset related to its net operating loss and research and development tax credit carryforwards will depend on the generation of future taxable income. Because the Company's operations are not currently generating taxable income, the Company believes a full valuation allowance should be provided (See Note 9 to Financial Statements).

Accounting Change. Effective January 1, 1995, the Company changed its method of accounting for external legal costs related to patents. Prior to the change, the Company capitalized these costs and amortized them over the term of the related patent. Under the new method, these costs are expensed as incurred.

Net Loss. As a result of the decrease in total revenues, the increase in marketing, general and administrative activities and other factors discussed above, the net loss for 1997 was $12,549,000 or $1.32 per share as compared to $8,689,800 or $1.02 per share for 1996 and $5,741,800 or $0.80 per share for
1995. The net loss for 1995 includes the cumulative effect of a change in accounting for patent costs of $1,041,000 or $0.15 per share.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 1998, the Company had cash and cash equivalents totaling $4,722,300, $1,785,000 in a certificate of deposit used as collateral for a revolving/term loan and $13,541,400 in marketable debt securities which are available for sale. Thus cash, cash equivalents, certificate of deposit and marketable debt securities totaled $20,048,743 as of September 30, 1998. Cash in excess of immediate requirements is invested according to the Company's investment policy, which provides guidelines with regard to liquidity and return, and, wherever possible, seeks to minimize the potential effects of concentration of credit risk.

The Company used cash in operating activities of $9,837,000 for the nine months ended September 30, 1998 compared to $9,196,600 for the corresponding period in 1997. The increase in cash used in the period is a direct result of the increase in net loss, offset by lower working capital requirements in 1998.

The Company's use of cash in operating activities increased by $3,695,500 during 1997 as compared to 1996 and by $3,584,500 between 1996 and 1995. The increase in cash used is a direct result of the decrease in total revenues, the increase in marketing, general and administrative activities and other factors discussed above.

During the nine months ended September 30, 1998, the Company made capital expenditures of approximately $93,100 as compared to capital expenditures of $98,900 during the corresponding period in 1997. During the nine months ended September 30, 1998, the Company received net proceeds from the maturity of marketable debt securities of $4,371,000. This compares to net purchases in marketable debt securities of $1,211,700 during the corresponding period in 1997. During the nine months ended September 30, 1997 the Company purchased a certificate of deposit in the amount of $816,000, of which, $255,000 matured in 1998 and $153,000 in 1997.

During 1997, the Company made capital expenditures of approximately $894,800 as compared to $53,300 and $1,591,900 in 1996 and 1995 respectively. The increase in capital expenditures in 1997 and 1995 was due to the Company's remodeling of facilities. In order to finance the capital expenditures, the Company, in January 1995, secured a revolving/term loan in the amount of $1,500,000. This loan converted to a 10 year term loan on May 15, 1995. In March 1997, the Company borrowed an additional $800,000 for a total term loan of $2,300,000. During 1997 and 1996, the Company made principal payments of $150,000 each year. The loan is collateralized by a $2,040,000 certificate of deposit.

During the nine months ended September 30, 1998, the Company realized cash proceeds of $496,200 relating to the exercise of stock options. During the nine months ended September 30, 1997 the Company realized cash proceeds of $455,800 relating to the exercise of stock options and $800,000 from issuance of notes payable. During the nine months ended September 30, 1998 and 1997, the Company made principal payments on notes payable of $250,000 and $150,000 respectively. During 1997 the Company made no principal payments on capital lease obligations as compared to $16,400 and $35,500 in 1996 and 1995, respectively. During 1997 the Company realized cash proceeds of $615,000 relating to the exercise of stock options as compared to $404,800 and $166,300 in 1996 and 1995 respectively.

The Company's future capital requirements could be substantial and will depend on, and could increase as a result of, many factors, including progress of the Company's research and development programs; the results and costs of preclinical and clinical testing of the

Company's products, if developed; the time and costs involved in obtaining regulatory approvals; the costs involved in filing patents; the time and costs involved in developing and maintaining collaborative research relationships; the costs associated with potential commercialization of its products; and administrative and legal costs. The Company believes that the proceeds of this offering, together with existing capital resources, will be sufficient to meet the Company's capital needs through at least the end of 1999.

The Company believes that it is prudent to monitor existing cash balances in order to fund the activities which the Company believes are necessary to continue its growth. Therefore, the Company periodically evaluates market conditions and various financing alternatives for obtaining funds to augment existing cash balances.

YEAR 2000 COMPLIANCE

Many currently installed computer systems are unable to distinguish between the year 1900 and the year 2000. This is commonly known as the Year 2000 (Y2K) issue. As a result, business entities are at risk for possible miscalculations or systems failures causing disruptions in their business operations.

The Company utilizes management information systems and software technology that may be affected by Y2K issues throughout its business. During fiscal 1998, the Company began to implement plans to ensure those systems continue to meet internal and external requirements. The Company currently uses vendor supplied finance and accounting software, our only mission critical systems software, and as of September 30, 1998 the Company had received written confirmation that all finance and accounting software is Y2K compliant. The Company's information systems group continues to review additional information technology systems and non-information technology systems to determine the extent of any changes that may be necessary and believes that there will be minimal changes needed for the Company's Y2K compliance by June 30, 1999.

The Company has contacted key suppliers and customers regarding their Y2K compliance to determine any impact on operations. In general, the suppliers and customers have developed or are in the process of developing plans to address Y2K issues. The Company will continue to monitor and evaluate the progress of its suppliers and customers on this critical matter.

Based on the progress the Company has made in addressing its Y2K issues and the Company's plan and timeline to complete its compliance program, the Company does not foresee significant risks associated with its Y2K compliance at this time. However, the Company will continue to discuss Y2K compliance issues with its key suppliers and customers in an effort to minimize any potential Y2K compliance impact as it is not possible to guarantee their compliance. As the Company's plan is to address its significant Y2K issues prior to being affected by them, it has not developed a comprehensive contingency plan. However, if the Company identifies significant risks related to its Y2K compliance or its progress deviates from the anticipated timeline, the Company will develop contingency plans as deemed necessary at that time.

NEW ACCOUNTING PRONOUNCEMENTS

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on the results of operations or financial position of the Company. Based on that review, the Company believes that none of these pronouncements will have a significant effect on current or future earnings or operations.

                                    BUSINESS

The following description of the Company's business should be read in conjunction with the information included elsewhere in this Prospectus. The description contains certain forward-looking statements that involve risks and uncertainties. When used in this Prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions as they relate to us are included to identify forward-looking statements. The Company's actual results could differ materially from the results discussed in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus.

INTRODUCTION

Anesta is a leader in the development of new pharmaceutical products for oral transmucosal drug administration. The Company's products are based on its proprietary oral transmucosal system (OTS). Anesta's principal product is Actiq, an OT-fentanyl product, which was approved by the FDA on November 4, 1998. Actiq is the first product specifically designed, studied and approved for breakthrough cancer pain. Actiq is indicated for the management of breakthrough pain in cancer patients who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain. Actiq is expected to be available for physicians to prescribe beginning in March 1999. Abbott Laboratories will manufacture, distribute and sell Actiq in the United States under a license from Anesta.

Breakthrough cancer pain is a sporadic flare of severe cancer pain that "breaks through" the patient's regular medication for persistent cancer pain. Breakthrough cancer pain is a component of chronic cancer pain that is particularly difficult to treat due to its severity, rapid onset and unpredictability. The Company believes that more than 800,000 patients experience breakthrough cancer pain representing approximately one-half of all cancer pain patients in the United States.

Anesta's OTS consists of a drug matrix that is mounted on a handle or other controlling device. The OTS is designed to achieve rapid absorption of certain potent drugs through the oral mucosa, the lining of the mouth, and into the bloodstream, producing rapid onset of the desired therapeutic effect. Anesta's OTS allows the caregiver or patient to monitor the onset of action, remove the unit and stop administration of the drug once the desired therapeutic effect has been achieved or side-effects appear.

Anesta has entered into a collaboration with Abbott for all OT-fentanyl products in the United States. Abbott manufactures Actiq and Fentanyl Oralet for the U.S. market, and is Anesta's marketing partner for both products in the United States. In 1998, Anesta entered into collaborations with Grupo Ferrer Internacional S.A. (Grupo Ferrer) for Spain and Portugal and Laboratoire L. Lafon (Lafon) for France. These agreements grant exclusive marketing, sales and distribution rights to Actiq, Fentanyl Oralet and any future OT-fentanyl product. Anesta plans to enter into additional collaborations for major foreign markets.

Anesta is also developing other product candidates using its proprietary OTS drug delivery platform. Anesta's first OT-fentanyl product, Fentanyl Oralet, was approved by the FDA in October 1993. Fentanyl Oralet is approved for use in children and adults as a premedication before surgery and for sedation/analgesia prior to painful procedures in a monitored anesthesia setting. Currently, three product candidates are in clinical development. The Company has completed multiple Phase 2 clinical trials for OT-nicotine. OT-fentanyl for acute pain is the subject of ongoing Phase 2/3 clinical trials. OT-etomidate for short-acting sedation is in

Phase 2 clinical trials. Anesta is preparing INDs for two new product candidates, a non-opioid drug to treat pain and a drug to treat nausea and vomiting, and is conducting further preclinical research in treating migraine headaches.

BACKGROUND ON DRUG DELIVERY METHODS

Drug delivery is the method of delivering an active pharmaceutical compound to the body in a manner which is designed to optimize therapeutic effect and/or minimize side effects. For many chronic indications, such as certain types of heart disease, it is often advantageous to have sustained release of the active compound over a long period of time. However, for many acute indications, the opposite pharmacokinetic profile is desired: an easily-controlled rapid onset of action and rapid clearance from the blood stream. By providing for more accurate dosing, greater convenience, or lower cost, a variety of novel drug delivery technologies have been widely accepted by physicians, patients, and payors. Existing drug delivery systems include the following:

Tablets and capsules. Orally delivered tablets or capsules are convenient and cost-effective, but they generally do not provide rapid onset of action. Also, some drugs do not achieve adequate bioavailability if administered as a tablet or capsule due to degradation of the drug by the stomach and liver.

Infusions and injections. Infusions and injections provide rapid onset of action. Infusion techniques can titrate potent drugs with very rapid changes in effect. However, infusions and injections are invasive and can be painful to some patients. Infusions and injections generally must be administered by trained medical professionals and are often inconvenient and expensive.

Transdermal patches. Transdermal delivery systems, which allow absorption of drugs through the skin, are convenient and easy to use, and provide a relatively steady rate of drug delivery. However, a transdermal patch may take four to ten hours to achieve therapeutic blood levels. In addition, drug absorption into the bloodstream may continue for hours after removal of the patch. This slower onset of action and inability to quickly stop absorption limit the usefulness of transdermal patches in some applications and present safety concerns in some clinical situations. For example, patients in acute pain cannot wait several hours for pain relief and may need to be hospitalized to obtain injections or infusions of fast-acting medication.

Transnasal and inhalation. Nasal spray, dry powder and aerosolized inhalation delivery systems are designed to provide rapid onset of action or to deliver drugs that are not orally bioavailable. Nasal sprays can cause irritation and can be difficult to administer in some patients. In addition, it can be difficult for a patient to titrate or control the dose of the product using nasal or inhalation delivery systems.

ANESTA'S PROPRIETARY OTS FOR DRUG DELIVERY

Anesta's proprietary OTS is designed to address the medical need for a convenient, non-invasive, cost-effective drug delivery system that provides rapid onset of therapeutic action. The OTS allows the caregiver or patient to control drug administration until the desired effect is achieved and quickly stop administration if side effects appear. The OTS consists of a dissolvable, non-dissolvable, or device-based drug matrix, which is mounted on a handle or other controlling device. The drug is released from the matrix in the mouth, allowing rapid absorption through the oral mucosal tissues and into the bloodstream. There is also slower absorption through the gastrointestinal tract. Oral transmucosal drug delivery achieves rapid absorption of many drugs because the oral mucosa are significantly more permeable than the skin, have a large surface area and are highly vascularized. However, not all drugs are appropriate for oral mucosa delivery with the Company's technology.

For certain drugs or applications, Anesta believes that its OTS can provide one or more of the following therapeutic advantages over other available methods of drug administration:

Rapid Onset of Action. The efficacy of many systemic drugs is related to their blood concentration. The more rapidly an effective blood concentration is reached, the sooner the drug provides therapeutic effect. The Anesta OTS enables drugs to cross the oral mucosa and be absorbed rapidly into the bloodstream, thus achieving a therapeutic blood concentration more rapidly than tablets, capsules or transdermal patches.

Dose-to-Effect Control. The stomach and the liver may significantly degrade drugs delivered by tablets or capsules. Thus, tablets and capsules often contain higher doses of a drug than are necessary to achieve a therapeutic effect, potentially leading to over-medication and side effects. Continuous infusion therapy can alleviate these dosing problems, but may lead to increased cost, patient inconvenience and patient noncompliance with prescribed dosing regimens. Anesta's OTS allows the caregiver or patient to monitor the onset of action and remove the unit to stop administration of the drug once the desired therapeutic effect has been achieved or side effects appear. This can avoid doses that are higher than necessary to achieve safe and effective therapy, an important and beneficial element of control.

Rapid Termination of Drug Delivery. In certain applications, it is desirable to stop drug administration once the desired effect has been obtained. For example, if a patient receives a sedative in connection with a brief outpatient procedure, substantially all of the sedative effect should be gone before the patient can be discharged. The drug contained in a tablet or capsule may dissolve and continue to be absorbed into the bloodstream over a period of hours. Similarly, when a transdermal patch is removed, the drug that has already accumulated within the skin will continue to be absorbed into the bloodstream for a number of hours. Thus, drug absorption from tablets, capsules and transdermal patches may continue longer than necessary or desired. By contrast, once Anesta's OTS is removed, absorption of the drug through the oral mucosal tissues into the bloodstream stops almost immediately.

Improved Safety. Removing the unit limits further absorption of the drug into the body if a patient has an adverse reaction. Because the dosage unit can be removed immediately, the amount of the drug delivered to the patient may be lower than if a tablet, capsule, transdermal patch or injection had been administered.

Cost-Effective. Traditionally, when rapid onset of action is critical, infusions or injections have been required. Infusions and injections generally are given by a skilled caregiver and may require that a catheter be inserted. In contrast, the patient simply places the OTS dosage unit in his or her mouth. Thus, Anesta believes that its OTS may offer a more cost-effective means of delivering certain drugs that are now given by infusion or injection.

Greater Patient and Caregiver Convenience. The Company's OTS is easily administered, comfortable, non-threatening and allows a caregiver or the patient the ability to titrate drug administration.

ANESTA'S BUSINESS OBJECTIVES AND STRATEGY

Anesta intends to be the leader in the oral transmucuosal delivery of drugs. Anesta's near-term objective is the successful launch of Actiq, initially in the United States and then in Europe. Anesta's longer-term strategy is to develop and commercialize a range of products based upon its proprietary OTS. Anesta is pursuing these objectives with the following strategies:

Successfully Launch Actiq in the United States. Anesta is working with its strategic partner Abbott to commercialize Actiq in the United States. Anesta selected Abbott as its U.S. partner for its OT-fentanyl product line to capitalize on Abbott's broad pharmaceutical experience and its specific expertise in pain management. Anesta has developed a strategic marketing group, including a small regional medical liaison field organization, to support market introduction of Actiq.

Commercialize Actiq Internationally. Anesta is currently conducting clinical trials in support of an Actiq registration in the United Kingdom, and intends to seek approvals in other European countries. Anesta intends to commercialize Actiq in Europe and other key cancer pain markets worldwide by entering into distribution partnerships with focused pharmaceutical companies. Anesta has partnered with Grupo Ferrer for Spain and Portugal, and Lafon for France. Anesta is actively pursuing partnerships for key cancer pain markets.

Leverage OTS Technology Platform. Anesta plans to leverage its proprietary OTS platform technology across a number of therapeutic areas. The Company will focus its product development program on large markets where the Company's OTS technology offers benefits over existing therapies. The Company intends to continue developing new pharmaceutical products by applying its OTS to approved drugs, both proprietary and generic, where existing methods of drug delivery have therapeutic or clinical limitations. The Company intends to continue to expand its proprietary position by pursuing patent protection in the United States and key international markets for its OTS and for dosage forms that incorporate such technology.

Maximize Value From Products. Anesta intends to capture a substantial portion of the future economic benefits from its approved products and product candidates. By selectively investing in multiple aspects of the drug development and commercialization process, such as manufacturing and clinical development, in addition to research and formulation, Anesta believes it will be able to form more economically and strategically attractive partnerships with larger pharmaceutical companies.

ANESTA'S PRODUCTS AND DEVELOPMENT PROGRAMS

The Company's research and development activities involve formulation and analytical methods development, in vitro and in vivo proof-of-concept testing, manufacturing process development, quality control and quality assurance programs, preclinical and clinical research, regulatory documentation and interaction with the FDA and other regulatory agencies to gain marketing approval for its products.

The following table identifies the potential therapeutic indications for and current status of Anesta's approved products and the primary products that are in research and development.

  PROGRAMS AND PRODUCTS                INDICATION               STATUS(1)
  ---------------------                ----------               ---------
OT-FENTANYL PROGRAM

Actiq (U.S.)(2)             Breakthrough cancer pain          NDA Approved
Actiq (International)(3)    Breakthrough cancer pain          Phase 3
                                                              (U.K.)
Fentanyl Oralet(2)          Sedation and analgesia; surgical  NDA Approved
                            premedication
OT-fentanyl(2)              Acute pain                        Phase 2/3

OTHER PRODUCT CANDIDATES
OT-nicotine                 Smoking cessation                 Phase 2
OT-etomidate                Short-acting sedation             Phase 2
PRECLINICAL
OTS                         Pain                              Preclinical
OTS                         Nausea and vomiting               Preclinical
OTS                         Migraine headache                 Preclinical

------------
(1) See "Business -- Government Regulation" for a description of the various phases of clinical testing.
(2) Abbott is Anesta's manufacturing and marketing partner for this product in the United States.
    See "-- Collaborative Relationships."
(3) Sales and distribution rights to this product have been granted to Grupo Ferrer for Spain and Portugal and to Lafon for France.

  ACTIQ FOR BREAKTHROUGH CANCER PAIN

Breakthrough Cancer Pain. In recent years, there has been growing awareness that millions of cancer patients do not receive adequate pain relief. Inadequate pain management leads to debilitation and reduced quality of life and places increased stress on interpersonal relationships with family, friends and caregivers. Many clinicians believe that improving a patient's control over pain also helps in the patient's ability to fight the underlying disease.

One of the most challenging components of cancer pain is breakthrough pain -- a transitory flare of moderate to severe pain occurring on a background of controlled persistent pain in patients receiving chronic opioid therapy. Breakthrough pain may be related to a specific activity or may occur spontaneously and be totally unpredictable. When related to a specific activity such as walking or eating, it may be termed incident pain. The Company believes that over 800,000 cancer patients in the United States suffer from breakthrough pain, representing over half of all U.S. cancer patients who experience moderate to severe pain.

Breakthrough cancer pain typically develops rapidly and often reaches maximum intensity in three to ten minutes. It has a variable duration of 30 minutes to several hours. These episodes can be excruciatingly painful and debilitating. Opioid tablets, capsules and elixirs are not optimal to treat breakthrough cancer pain because they typically require 30 minutes or more to produce pain relief. This slow onset of pain relief results in a "pain relief gap" for patients -- the painful and anxious wait between onset of breakthrough pain and effective pain relief.

Physicians can attempt to manage breakthrough cancer pain by increasing the dose of the around-the-clock, long-acting opioid analgesic until the patient no longer experiences break-through pain. However, this approach frequently leads to over-medication and an increase in undesirable side effects such as drowsiness or severe constipation. Patients and their physicians often are forced to balance effective pain relief against the side effects associated with higher opioid doses. As a result, cancer patients may suffer one to four episodes of breakthrough pain every day.

The only currently available treatments that adequately match the rapid onset of pain relief to the rapid onset of breakthrough cancer pain are intravenous or subcutaneous infusions or intramuscular injections of potent opioids. In many settings, infusions or injections are unacceptable because they are invasive, uncomfortable, inconvenient for patients and caregivers, and more costly than less invasive methods. Some current practice guidelines teach against using invasive means of treating pain if at all possible.

Product Attributes. There is a significant unmet need for a breakthrough cancer pain treatment that provides rapid pain relief in a simple, oral, controllable, safe and patient-friendly manner. Anesta believes that Actiq meets these criteria, by providing onset of pain relief within 15 minutes in a form that allows the patient to control the dose. Actiq is more convenient, more user-friendly and less costly than many invasive methods of drug delivery.

Actiq is a drug matrix containing fentanyl, attached to a handle, which facilitates rapid absorption of the drug across the oral mucosa and into the blood stream. The analgesic effects of fentanyl are directly related to the blood level of the drug, with proper allowance for the three to five minute delay across the blood-brain barrier. The generally observed 50% bioavailability of Actiq is divided equally between rapid transmucosal and slower gastrointestinal absorption.

Clinical Program and Data. Anesta's clinical program for breakthrough cancer pain involved a total of 12 studies at 45 U.S. sites, which evaluated six dosage strengths of Actiq ranging from 200 to 1600 micrograms. The Company's clinical trials specific to breakthrough cancer pain enrolled 257 patients who have received nearly 75,000 doses of Actiq. The average duration of therapy in the long-term safety study was 149 days, with patients using Actiq to treat an average of 2.4 episodes of breakthrough cancer pain per day. Some patients have completed more than 800 days of Actiq therapy.

In the Actiq pivotal study of 130 patients, the efficacy of Actiq was compared against placebo. Actiq produced significantly larger decreases in pain intensity and better pain relief scores than placebo at 15, 30, 45, and 60 minutes (p<0.0001). The most common adverse events observed with Actiq use in breakthrough cancer pain patients were somnolence, nausea, vomiting and dizziness, which are generally associated with opioid therapy.

FDA Approval and Commercial Launch Plans. On November 4, 1998, the FDA cleared Actiq for the management of breakthrough pain in cancer patients who are already receiving and tolerating opioid therapy. Actiq is the first product specifically designed, studied and approved for breakthrough cancer pain. The product is expected to be available during March 1999 in the United States. A newly-formed dedicated Abbott sales force will launch Actiq in the United States with support from the Anesta strategic marketing group. The product launch will target high prescribing medical oncologists and cancer pain specialists and high dispensing retail pharmacies. These physicians and pharmacies have considerable experience prescribing and dispensing potent opioids.

The introduction and marketing of Actiq will be accompanied by a comprehensive risk management program of educational and safe use messages, which inform health care professionals, patients and their families of proper use, storage, handling and disposal of the product. This program is designed to address three potential risk situations: accidental ingestion by children, improper patient selection, diversion and abuse. The greatest risk of improper Actiq use is the potential for respiratory depression, which could be life threatening. As with all strong pain medicines, steps must be taken to prevent access to Actiq by anyone other than the person for whom the product was prescribed.

The proposed treatment plan for using Actiq for breakthrough cancer pain will be simple and consistent with current clinical practice guidelines. Physicians will prescribe an around-the-clock opioid analgesic for persistent cancer pain, using conventional products such as sustained-release morphine tablets or fentanyl transdermal patches. The patient will be instructed to use Actiq when the patient feels the onset of breakthrough cancer pain. As the drug matrix dissolves, the Fentanyl is released for rapid absorption through the mucosal tissues into the blood stream. Actiq will be available in six dosage strengths. It is anticipated that all patients will start at the lowest dosage level and will increase to higher dosage strengths as necessary to achieve therapeutic effect without triggering unacceptable side effects.

Actiq is contraindicated in the management of acute or postoperative pain and must not be used in opioid non-tolerant patients. It is intended to be used only in the care of cancer patients by oncologists and pain specialists who are skilled in the use of schedule II opioids to treat cancer pain.

International Commercialization of Actiq. The Company believes that there is a significant market opportunity for Actiq to treat breakthrough cancer pain outside of the United States. However, the prevailing practices regarding use of potent opioids to treat cancer pain vary significantly from country to country.

In order to address the international market opportunity, Anesta is validating a new manufacturing process for Actiq. Anesta is currently manufacturing Actiq in the United States for use in several additional small clinical studies in the United Kingdom. The Company will seek appropriate regulatory approval for its manufacturing facility and is preparing registration dossiers for breakthrough cancer pain in the United Kingdom and other key foreign markets.

Anesta's clinical research in the United Kingdom is expected to be completed in 1999. A Marketing Approval Application is expected to be submitted to the Medicines Control Authority during 1999. Subject to approval in the United Kingdom, Anesta will work with its European partners to request approval of Actiq in the other member states of the European Union via the mutual recognition process. During 1998, the Company entered into two European commercial partnerships for Actiq. Anesta expects to enter into additional collaborations for Actiq in Europe and other key territories.

 FENTANYL ORALET (OT-FENTANYL) FOR PREMEDICATION

Anesta's first OT-fentanyl product, Fentanyl Oralet, was approved by the FDA in October 1993 for use in children and adults as a premedication before surgery and for sedation/analgesia prior to painful procedures in monitored anesthesia settings. Fentanyl Oralet is available in four dosage strengths ranging from 100 to 400 micrograms. Most patients experience an onset of analgesia in six to eight minutes and sedation and reduced anxiety in 20 to 30 minutes. Side effects are similar to those produced by other opioid products. Although the market potential for Fentanyl Oralet is limited, Anesta believes that the commercialization of Fentanyl Oralet has benefited Anesta by allowing the Company's first product to be studied, approved and introduced in a carefully controlled clinical setting.

 OTHER OTS PRODUCT CANDIDATES

Anesta has three OTS product candidates under clinical development:

OT-nicotine for smoking cessation. Nicotine replacement therapy has become established as a successful aid to smoking and tobacco cessation programs. Nicotine replacement products that have been approved include a nicotine gum, several transdermal nicotine patches, a nicotine nasal spray and a nicotine inhaler. The nicotine gum and two nicotine transdermal patches have been approved by the FDA as over-the-counter products. Smoking cessation experts believe that increasing the availability and number of nicotine replacement products will provide a public health benefit, as no single therapy will be effective for all smokers desiring to quit. These experts foresee a need for a broad range of readily available products and therapies to increase the success rate of smoking cessation programs.

The pharmacokinetic profile and behavioral characteristics of OT-nicotine are different from the other nicotine replacement products currently on the market. Some smokers who have used OT-nicotine have commented that the ability to control dosing by repeatedly inserting and removing the OT-nicotine unit from their mouths has given them a greater ability to manage their urge to smoke. This element of control is different from that offered by these other treatment modalities. Anesta believes that this ability to titrate the dose of nicotine and rapidly deliver adequate doses to the individual may more closely displace the physiologic dependence and psychological craving effects of cigarettes. The Company believes these properties of OT-nicotine may be especially effective in the early stages of smoking cessation and in smoking relapse prevention.

Anesta has completed several Phase 2 clinical studies for OT-nicotine and has studied the results from more than 400 smokers and nonsmokers dosed with OT-nicotine. These studies have evaluated the effects of different dosage strengths, the acceptability of different taste formulations, and the ability of OT-nicotine to aid in smoking cessation with limited, short-term use and with eight weeks of therapy. In early studies, OT-nicotine has been shown to (1) increase blood concentrations in proportion to dose, (2) decrease the desire to smoke at higher doses, and (3) exhibit a high patient acceptance of the product. Side-effects observed with OT-nicotine were mild and typical of those seen with nicotine administration. Clinical data from a larger Phase 2 study comparing smoking quit rates over an 8-week period of use showed that smokers using OT-nicotine achieved quit rates of 21%, similar to both the nicotine gum (16%) and the nicotine patch (21%).

OT-fentanyl for acute pain. There are multiple causes of acute pain including surgery, trauma and conditions such as kidney stones. Acute pain usually requires the rapid onset of pain relief. Historically, hospitalized patients have received injections or infusions to receive rapid pain relief. More recently, patient controlled devices with sophisticated microelectronics have been introduced which allow patients to self-administer the pain medication intravenously when they feel the need for pain relief. This method of patient controlled analgesia has been shown to improve pain management while decreasing the total daily dose of medication. The Company believes there are psychological benefits to patients who gain more control over their analgesic therapy.

OT-fentanyl is also being studied for acute pain. Anesta has completed several Phase 2/3 clinical studies. A recent clinical study of OT-fentanyl in 133 post-operative patients with acute pain showed that the onset of meaningful pain relief occurred in under five minutes in over 50% of the patients, and this onset of meaningful pain relief was similar to that observed with administration of intravenous morphine. Duration of action for OT-fentanyl ranged from two to three hours and depended on the doses administered.

OT-etomidate for short acting sedation. OT-etomidate is designed to provide sedation for patients undergoing various types of outpatient medical or dental procedures, either where the procedure is not painful or where pain is managed by other methods such as local or regional anesthesia. Anesta believes that there is a need for a rapid onset, short duration sedative that allows patients to have a rapid, clear-headed recovery and prompt discharge after an outpatient procedure is completed. Target applications include various scope procedures, biopsies, and dental procedures.

OT-etomidate is in Phase 2 clinical trials. Two Phase 1 clinical studies showed that OT-etomidate delivers dose-related therapeutic blood levels to produce onset of sedation in 10 to 20 minutes. Sedation continues for 30 to 40 minutes. Emergence from sedation to a level indicative of recovery occurs 60 to 90 minutes after taking the drug. Two Phase 2 clinical studies with OT-etomidate have been completed. These studies were dose-ranging (with placebo) studies of approximately 80 patients each in patients undergoing sigmoidoscopy or wisdom tooth extraction.

 PRECLINICAL PROGRAMS

Anesta is conducting preclinical research and development with its OTS technology in several therapeutic areas. Anesta intends to file two new IND applications for OTS-based products in early 1999: one for non-opioid pain management and one for treating nausea and vomiting. The Company is also conducting a preclinical program in the treatment of migraine headaches, and will continue to evaluate additional products and compounds using the OTS technology.

 RESEARCH AND DEVELOPMENT

Anesta has developed its proprietary OTS products in collaboration with the UURF and Abbott. Future development projects may involve collaboration with other research organizations and other established pharmaceutical companies. The Company's primary emphasis is on basic and applied research, product and process development, clinical research, regulatory interactions and filings and commercial market development and preparation. Since its inception, Anesta has managed most aspects of its clinical trials and has prepared substantially all U.S. regulatory filings for its products. In 1995, 1996, and 1997, Anesta's research and development expenditures were $5,228,000, $8,304,000 and $7,889,000 respectively.

COLLABORATIVE RELATIONSHIPS

Anesta's commercial strategy is to develop products independently and collaborate, where appropriate, with established pharmaceutical companies and institutions. Collaborative partners may provide financial resources, research and manufacturing capabilities and marketing infrastructure to aid in the commercialization of Anesta's product candidates in development. The Company may license its technology or products to others and retain profit sharing, royalty, manufacturing, co-marketing, co-promotion or similar rights. Any such arrangements could limit the Company's flexibility in pursuing alternatives for the commercialization of its product candidates.

 ABBOTT LABORATORIES

In 1989, Anesta entered into a research and development, license, supply and distribution agreement with Abbott. Under the agreement, as amended (1989 Agreement), Anesta granted to Abbott the exclusive right to make, use and market in the United States OTS products resulting from technology owned or licensed by Anesta consisting of OT fentanyl or other central nervous system-acting drugs or intermediates thereof used for pre-medication, sedation, analgesia, diagnostic procedures, emergency room, post-operative pain, burn treatment or cancer-related pain management. Abbott's exclusive license terminates upon the expiration of the last U.S. or Canadian patent relative to such licensed technology. Under the 1989 Agreement, Abbott has provided development funding and milestone payments and is obligated to pay royalties and other payments on product sales. In 1995, the Company entered into two additional funding agreements with Abbott under which Abbott agreed to provide to the Company $1,500,000 in each of 1995 and 1996 to fund the development of Actiq for cancer pain. Through December 31, 1997, Abbott had paid a total of $9,750,000. Abbott is obligated to pay Anesta an additional $300,000 now that the Actiq NDA has been approved. In connection with such development funding, Abbott was granted, and has exercised, warrants to purchase 1,202,840 shares of the Company's common stock at prices ranging from $1.00 to $2.40 per share. Abbott manufactures and distributes Anesta's OT-fentanyl products in the United States under Abbott's trademark Fentanyl Oralet and Anesta's trademark Actiq.

The 1989 Agreement contains provisions regarding the development, manufacture and commercialization of the Company's future products. The Company intends to continue to provide information to Abbott regarding its development programs for new products, and to discuss with Abbott its possible participation in the commercialization of these products.

The 1989 Agreement can be terminated with respect to a particular market or indication upon thirty days notice by Abbott if (1) there exists a material adverse safety concern with respect to a licensed product, (2) there exists a material adverse concern regarding the efficacy of a licensed product, (3) action by the FDA precludes the continued testing or commercialization of a licensed product and such preclusion is more than temporary in nature, or (4) a third party patent poses an infringement risk with respect to the commercialization of a licensed product in the United States.

 GRUPO FERRER INTERNACIONAL S.A.

In January 1998, the Company entered into an exclusive agreement with Grupo Ferrer, a leading private Spanish pharmaceutical company, for the marketing, sales and distribution of Anesta's OT-fentanyl product line in Spain and Portugal. Grupo Ferrer made a payment to the Company and will have exclusive rights in Spain and Portugal to market and distribute Actiq and certain other product applications of OT-fentanyl. Anesta will manufacture such products for Grupo Ferrer.

 LABORATOIRE L. LAFON

In June 1998, the Company entered into an exclusive agreement with Lafon, a leading private French pharmaceutical company, for the marketing, sales and distribution of Anesta's

OT-fentanyl product line in France. Under terms of the agreement, Lafon made a payment to the Company and will have exclusive rights in France to market and distribute Actiq and certain other product applications of OT-fentanyl. Anesta will manufacture such products for Lafon.

 UNIVERSITY OF UTAH RESEARCH FOUNDATION

In 1985, the Company obtained an exclusive worldwide license, including the right to sublicense, from the UURF all of the UURF's technology developed or to be developed by Dr. Theodore H. Stanley, Founding Chairman of the Company, and others under his direction at the University of Utah in (1) the field of anesthetic and other drug delivery systems incorporating a matrix to deliver compounds to the central nervous system via the mucosal tissues of the mouth, pharynx and esophagus, (2) drug-based immobilization systems for human and veterinary applications and (3) transdermal drug delivery systems. The Company is obligated to pay certain royalties to the UURF subject to certain minimum royalty payments. In addition, Anesta is obligated to pay to the UURF a higher percentage of the royalties it receives in the event Anesta sublicenses the licensed technology without any improvement or added value. The Company also has an exclusive option with UURF to acquire an exclusive worldwide license to similar technology and intellectual property that may be conceived, invented or reduced to practice at the University of Utah after the date of its license grant. Anesta has exercised such option as to all technology covered by its patents and pending patent applications. The UURF exclusive worldwide license terminates as to each country upon the expiration of the last patent in such country relating to the licensed technology.

MANUFACTURING

Anesta has a manufacturing facility capable of producing quantities of its proprietary OTS products for research and development, including clinical studies. Anesta is developing manufacturing capacity to support commercial distribution of Actiq for international markets. Anesta has licensed U.S. manufacturing rights to Actiq, Fentanyl Oralet and other OT-fentanyl products to Abbott, subject to the right of Anesta to manufacture such products under certain circumstances.

The Company continues to develop manufacturing processes and to expand its production capacity for OTS products in order to support larger scale clinical studies and cost effective commercial production. A second generation OTS manufacturing process has been developed and is designed to enable scale-up to larger commercial volumes while reducing the unit cost of producing OTS products. In 1997 and 1998, Anesta increased its manufacturing capacity and packaging capabilities to support European clinical trials and to supply initial quantities of OT-fentanyl products to commercial markets outside of the United States. The Company believes it is in compliance with cGMP regulations enforced by the FDA's facilities inspection program, as well as requirements imposed by the U.S. Drug Enforcement Agency (DEA). The Company maintains State and Federal licenses to conduct research, manufacture and export controlled substances on Schedules II, III, IIIN, IV and V.

COMPETITION

Anesta faces intense competition and technological change. Existing and future products, therapies, technological approaches and delivery systems will compete directly with the Company's products. Competing products may provide greater therapeutic benefits for a specific indication, or may offer comparable performance at a lower cost. Actiq faces competition from inexpensive oral morphine tablets and quick-acting intravenous opioid delivery systems. Other technologies for rapidly delivering opioids to treat breakthrough pain are being developed, at least one of which is in clinical trials.

The Company competes with fully integrated pharmaceutical companies, smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have drug delivery products already approved or in development and operate large, well-funded research and development programs in these fields. Anesta's competitors may develop safer or more effective drugs and achieve faster or broader regulatory approval, wider availability of supply, more effective marketing and sales or superior proprietary positions. Any products that Anesta develops may become obsolete before recovery of any expenses incurred in connection with development of these products.

PATENTS, PROPRIETARY RIGHTS AND LICENSES

The Company's success will depend, in part, on its ability to obtain and protect patents, maintain trade secrets and operate without infringing on the proprietary rights of others in the United States and other countries. Anesta's products are based on 10 U.S. and 96 foreign patents for the OTS, which are held by the University of Utah and its assignee, UURF. The Company has exclusive world-wide licenses to these patents which cover the design and types of pharmaceutical compounds in its products. The Company's success depends on the continued validity of these patents. If either Anesta or the UURF fail to file, prosecute or maintain any of the patents, Anesta could be severely damaged. The Company intends to file additional patent applications relating to its technology, products and processes. The Company will also direct the UURF to file any additional patent applications relating to the technology it has licensed. However, any of these patents or patent applications may be challenged, invalidated or circumvented by the Company's competitors. These patents may also fail to provide meaningful competitive advantages to the Company. For example, another company may develop a way to deliver potent opioids in a more cost-effective manner than Anesta's products without infringing on its patents.

The basic technology underlying the Company's proprietary OTS was invented by Dr. Stanley and Brian Hague, both employees of the Company, while employed at the University of Utah. Anesta is the exclusive worldwide licensee of such technology under patents held by the UURF. The license remains in effect for the life of the covered patents. The U.S. patents expire on various dates ranging from 2004 to 2015 and the foreign patents expire on various dates ranging from 2003 to 2016. Anesta maintains, at its expense, all U.S. patent rights with respect to the licensed technology and files and prosecutes the relevant patent applications in the U.S. and foreign countries. The OTS technology underlying Anesta's exclusive license is covered by ten issued U.S. patents, 96 issued foreign patents, two pending U.S. patent applications and 18 pending foreign patent applications. The Company also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. The Company plans to prosecute and defend its technology and the patents and patent applications being licensed from the UURF.

Intellectual property rights are uncertain and involve complex legal and factual questions. The Company may be unknowingly infringing on the proprietary rights of others and may be liable for that infringement, which could result in significant costs. For example, the Company is not aware of any third party intellectual property rights which would prevent the Company's use of its new manufacturing method, although rights of this type may exist. The Company could be forced to either seek a license to intellectual property rights of others or alter its products or processes to that they no longer infringe the proprietary rights of others. A license could be very expensive to obtain, or may not be available at all. Similarly, changing products or processes to avoid infringing the rights of others may be costly or impractical.

The Company is responsible for any patent litigation costs. If the Company were to become involved in a dispute regarding intellectual property, it may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine who had the claimed rights first. Anesta may also be forced to seek a judicial determination concerning the rights in question. These types of proceedings may be costly and time consuming, even if the Company eventually prevails. If the Company does not prevail, it might be forced to pay significant damages, obtain a license or stop making a certain product.

Anesta also relies on trade secrets, proprietary know-how and confidentiality provisions in agreements with collaborative partners, employees and consultants to protect its intellectual property. Other parties may not comply with the terms of their agreements with the Company and it may not be able to adequately enforce its rights against these people.

It is the Company's policy to require its employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with the Company. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual in the course of his or her employment shall be the exclusive property of the Company.

GOVERNMENT REGULATION

The Company's activities and products are subject to significant regulation by a number of governmental entities, especially the FDA and DEA in the United States and by comparable authorities in other countries. These entities regulate, among other things, research and development activities and the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising, promotion, distribution and sale of the Company's products. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources. Many products that appear promising initially ultimately do not reach the market because they are found to be unsafe (perhaps too toxic) or lack effectiveness, as demonstrated by testing required by government regulation during the development process.

The activities required before a pharmaceutical product may be marketed in the United States primarily begin with preclinical testing. Preclinical tests include extensive laboratory evaluation of product chemistry and other end points and animal studies to assess the potential safety of the product as formulated. The FDA under a series of regulations called the Good Laboratory Practice (GLP) regulations regulates almost all preclinical studies pertinent to drug approval. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring such studies to be repeated.

The entire body of preclinical development work necessary to administer investigational drugs to volunteers or patients is submitted in an IND submission to the FDA. FDA regulations provide that clinical trials may begin 30 days following the submission and receipt of an IND, unless the FDA advises otherwise or requests additional information, clarification or additional time to review the IND submission; it is generally considered good practice to obtain affirmative FDA acquiescence before commencing trials. There is no assurance that the submission of an IND will eventually allow a company to commence clinical trials. Once trials have commenced, the FDA may stop the trials, or particular types or parts of trials, by placing a "clinical hold" on such trials because of concerns about, for example, safety of the product candidate being tested or the adequacy of the trial design. Such holds can cause substantial delay and in some cases may require abandonment of a product candidate.

Clinical testing involves the administration of a drug to healthy volunteers or to patients under the careful supervision of a qualified principal investigator, usually a physician, pursuant to an FDA-reviewed protocol. Clinical tests pertinent to an IND are usually conducted in the following sequential phases, although the phases may overlap. Phase 1 trials generally involve administration of a drug product to a small number of persons to determine aspects of safety, tolerance, pharmacokinetic characteristics, and possible early data on effectiveness. Phase 2 trials generally involve administration of a product to a limited number of patients with a particular disease to determine dosage, efficacy and safety. Phase 3 trials generally examine the clinical efficacy and safety in an expanded patient population at multiple clinical sites. Pivotal Phase 3 trials are trials designed to demonstrate definitive efficacy and safety. At least one such trial is required for FDA approval to market a drug. Each clinical study is conducted under the auspices of an independent Institutional Review Board (IRB) at every institution at which the study will be conducted. An IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

The regulatory process required to be completed by a company before a new drug delivery system may be marketed in the United States depends significantly on whether the drug (which will be delivered by the drug delivery system in question) has existing approval for use and in what dosage forms. If the drug is a new chemical entity that has not been approved, then the process includes (1) preclinical laboratory and animal tests, (2) an IND application which has become effective, (3) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug in its intended indication and (4) FDA approval of an NDA. If the drug has been previously approved, then the approval process is similar, except that certain toxicity tests normally required for the IND may not be necessary. Even with previously approved drugs, additional toxicity testing may be required when the delivery form is substantially changed. Because the Company's OTS, by design, produces high drug concentrations at the surface of the oral mucosa, new toxicity tests at this site may need to be performed. In addition to the foregoing, the FDA requires proof that the product delivers sufficient quantities of the drug to the bloodstream to produce the desired therapeutic result.

The results of product development, preclinical studies and clinical studies and other information are submitted to the FDA in an NDA seeking approval for the marketing and interstate commercial shipment of the drug. The FDA may deny an NDA if applicable regulatory criteria are not satisfied or may require additional clinical or other testing. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. If the FDA does ultimately approve the product, it may require, among other things, post-marketing testing, including potentially expensive Phase 4 studies, and surveillance to monitor the safety and effectiveness of the drug. In addition, the FDA may in some circumstances impose labeling and promotion restrictions on the use of the drug that may be difficult and expensive to administer. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if serious problems occur after the product reaches the market. Finally, the FDA requires reporting of certain adverse event information that becomes known to a sponsor or manufacturer of an investigational or approved drug.

Each domestic drug product manufacturing establishment must be registered with, and essentially approved by, the FDA. In addition, each such establishment must inform the FDA of every drug product it has in commercial distribution and keep such list updated. Establishments handling controlled substances must be licensed and are inspected by the DEA. Anesta has a current DEA license appropriate for handling the substances it uses in its facilities. Domestic establishments are also subject to inspection by the FDA for compliance with cGMP regulations before or after an NDA has been filed and thereafter, at least biannually. The labeling, advertising and promotion of drug products also must be in compliance with pertinent FDA regulatory requirements. Failures to comply with applicable requirements relating to production, distribution or promotion of a drug product can lead to FDA demands that production and shipment cease, and, in some cases, that products be recalled, or to enforcement actions that can include seizures, injunctions and criminal prosecution. Finally, manufacturers of drug products seeking FDA approval via an NDA are also required, due to recently introduced user fee requirements, to make payments to the FDA at various stages of the approval process. In addition, such payments must also be made in association with annual establishment registration.

To market its products abroad, the Company is also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing, among other things, the design and conduct of human clinical trials, pricing regulations and obtaining marketing approval. The approval procedure may vary among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. At present, foreign marketing authorizations are applied for at a national level, although within the European Union certain registration procedures are available to companies wishing to market a product in more than one European Union member country. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above. Approval by the FDA does not ensure approval by other countries.

Various aspects of the Company's business and operations are also regulated by a number of other governmental agencies including the DEA, United States Department of Agriculture, the Environmental Protection Agency, the Occupational Safety and Health Administration as well as by other federal, state and local authorities. In addition, international sales are regulated by numerous foreign authorities. The Company currently maintains both State and Federal Controlled Substance Registration Certificates to conduct research, manufacture and export scheduled drugs. See "Risk Factors -- We are Subject to Extensive Government Regulation."

PRODUCT LIABILITY AND PRODUCT LIABILITY INSURANCE

The testing, marketing and sale of Anesta's products involves significant risks. The Company may be held liable for adverse reactions resulting from the use of our products. The Company's products involve a new method of delivery for potent drugs that requires greater precautions to prevent unintended use. For example, Anesta has worked with Abbott to develop a specific risk management program for Actiq that is designed to prevent accidental ingestion by children, improper patient selection, diversion and abuse. The failure of these measures could result in harmful side effects or death. As a result, consumers, regulatory agencies, pharmaceutical companies or others might make claims against Anesta. The Company currently has clinical trial and product liability insurance coverage. Anesta will seek to maintain and appropriately increase such insurance coverage as development and commercialization of products progresses. Insurance may not be available at a reasonable cost or in sufficient amounts to protect the Company from liability claims. The obligation to pay any product liability claim in excess of Anesta's insurance coverage or the recall of any of its products could adversely affect its financial condition.

Anesta has agreed to indemnify Abbott against certain liabilities arising from Anesta's negligence or willful misconduct in its research and development activities under the agreement, or its manufacture, use or handling of licensed products or its breach of the agreement or errors or inaccuracies in the technology Anesta licensed to Abbott, if such errors or omissions resulted from Anesta's negligence or willful misconduct. Abbott has agreed to indemnify Anesta against certain liabilities arising from Abbott's, or its affiliate's or sublicensee's, negligence or willful misconduct in the manufacture, use or distribution of licensed products or its breach of the agreement, except to the extent such liabilities arise from errors or inaccuracies in Anesta's technology resulting from Anesta's negligence or willful misconduct.

HUMAN RESOURCES

As of November 12, 1998, Anesta employed 77 individuals, of whom approximately 29 hold Ph.D., M.D. or other advanced degrees. Of its total workforce, 44 employees are engaged in research and development activities and 33 are devoted to commercial, business development and administrative activities. A significant number of the Company's management and professional employees have had prior experience with major international pharmaceutical, biotechnology or medical products companies. Anesta believes that it maintains good relations with its employees. The Company's success will depend in large part upon its ability to attract and retain these and future employees. The Company faces competition in this regard from other companies, research and academic institutions and government entities.

PROPERTIES

On November 12, 1998, the Company's administrative offices, research laboratories, and clinical manufacturing facilities comprised approximately 45,824 square feet, located in Salt Lake City, Utah. The lease covering 51,104 square feet of facilities expires March 31, 2000, with two five-year renewal options. The Company anticipates that its current facilities will meet the Company's research and development needs through 1999 and has an option to occupy an additional 5,280 square feet of subleased space if it requires such additional space.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information concerning the executive officers and directors of the Company as of September 30, 1998:

              NAME                AGE                  POSITION
              ----                ---                  --------
Thomas B. King..................  43    President, Chief Executive Officer and
                                          Director
William C. Moeller..............  60    Chairman of the Board, Treasurer and
                                          Director
Theodore H. Stanley, M.D. ......  58    Founding Chairman, Secretary and
                                        Director
Carl J. Accettura...............  44    Vice President, Manufacturing
                                        Operations
Martha V. Arnold................  42    Vice President, OTFC(R)Business Unit
Dennis L. Coleman, Ph.D. .......  51    Vice President, Research and
                                        Development
Roger P. Evans, CPA.............  33    Vice President, Finance and
                                        Administration
Franck P. Kiser.................  39    Vice President, European Operations
Paul A. Litka, M.D. ............  49    Vice President, Clinical Drug
                                        Development
Steven A. Shoemaker, M.D........  46    Vice President In the Office of
                                        Development
Edwin M. Kania, Jr.(1)(2).......  41    Director
Daniel L. Kisner, M.D.(1).......  51    Director
Richard H. Leazer(1)(2).........  57    Director
Emanuel M. Papper, M.D.,          83    Director
  Ph.D..........................
Richard P. Urfer(2).............  62    Director

------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

Thomas B. King has been Chief Executive Officer of the Company since January 1998, a Director since December 1994 and has served as its President since December 1996. Mr. King was the Company's Chief Operating Officer from December 1994 until December 1997 and Executive Vice President from December 1994 until December 1996. Prior to joining Anesta, he was employed by Somatogen, Inc., a biotechnology company, from January 1990 to December 1994 as Vice President of Marketing and Business Development. Prior to joining Somatogen, he was director of the Cardiovascular Business Unit at Abbott, a pharmaceutical company, from January 1988 to December 1989 and held various marketing and business development positions at Anaquest, an anesthesia pharmaceutical company and a division of BOC HealthCare, from June 1982 to December 1987. Mr. King received an M.B.A. in finance and marketing from the University of Kansas in 1982.

William C. Moeller has been Chairman of the Board of Directors of the Company since January 1998. Mr. Moeller served as Chief Executive Officer and Director of the Company since he co-founded the Company in 1985 until December 1997 and served as President from August 1985 until December 1996. Prior to joining Anesta, Mr. Moeller held senior management positions with several medical companies that manufactured products for orthopedic and cardiovascular surgery and for anesthesiology. These positions included general management responsibilities in the large multinational companies of Howmedica, Inc., a medical devices company, from 1964 to 1973 and The BOC Group, from 1973 to 1981, in its medical division. Mr. Moeller was Chief Operating Officer of Symbion, Inc., a company in the field of artificial organs, from 1982 to 1985. He received an M.B.A. degree from the Harvard Graduate School of Business Administration in 1964.

Theodore H. Stanley, M.D. has been Founding Chairman of the Company since January 1998. Dr. Stanley served as Chairman of the Board of Directors of the Company since he co-founded the Company in 1985 until December 1997. Dr. Stanley served as Medical Director of the Company from 1985 to April 1994. He also has been Professor of Anesthesiology and Professor of Surgical Research at the University of Utah School of Medicine since 1978. Dr. Stanley has also been an Adjunct Professor of Anesthesiology at the University of Texas (Houston) since 1985. He has also been a clinical research investigator for numerous pharmaceutical companies in the investigation of new anesthetic drugs. Dr. Stanley received an M.D. degree from Columbia University, College of Physicians and Surgeons in 1965.

Carl J. Accettura joined the Company as Vice President, Manufacturing Operations in June 1998. Prior to joining Anesta, he was Vice President, Worldwide Supply Chain Management for the ConvaTec subsidiary of Bristol-Myers Squibb (BMS). Prior to joining BMS, he was Vice President, Materials Management, for Hoffman-LaRoche from 1992 to 1997. His previous pharmaceutical industry experience was with Pfizer Inc. from 1984 to 1992, where he held various production positions, including Director, Planning. Mr. Accettura received an M.B.A. with honors from New York University Graduate School of Business in 1980.

Martha V. Arnold joined the Company as Vice President, OTFC Business Unit in September 1996. Prior to joining Anesta, she was employed by McNeil Consumer Products Company, a member of the Johnson & Johnson family of companies, where she served as Director, Smoking Cessation Products from April 1994 to August 1996 and Director, New Products from September 1993 to April 1994. Since May 1983, she has held various marketing and business development positions within the McNeil and Johnson & Johnson o Merck Consumer Pharmaceuticals organizations. Ms. Arnold received an M.B.A. degree from the University of Chicago Graduate School of Business in 1981.

Dennis L. Coleman, Ph.D. has been Vice President, Research and Development of the Company since March 1992 and served as Director, Technical Marketing at the Company from April 1991 to February 1992. Prior to joining Anesta, he was a co-founder of Albion Instruments, a company specializing in the analysis of anesthetic gases, where he served as Clinical Director from 1981 to August 1990. He also served as a consultant to Anesta from September 1990 to March 1991. He served as Research Associate Professor at the College of Pharmacy, Department of Pharmaceutics from 1985 to 1987 and as Research Assistant Professor, Department of Surgery, College of Medicine, Division of Artificial Organs from 1981 to 1986 at the University of Utah. Dr. Coleman received a Ph.D. degree in Pharmaceutics from the University of Utah in 1980.

Roger P. Evans, CPA has been Vice President, Finance and Administration of the Company since July 1998. Prior to July 1998, Mr. Evans served as the Company's Corporate Controller since July 1993. Prior to joining Anesta, he was employed by Coopers & Lybrand LLP from September 1990 to July 1993 where he worked in both the financial audit and electronic data processing audit areas. Mr. Evans received a MAcc in accounting from Brigham Young University in 1990.

Franck P. Kiser joined Anesta as Vice President, European Operations in November 1997. Prior to joining Anesta, he was the principal at Group Kiser, Switzerland, from January 1995 to November 1997, where he specialized in developing and executing European strategies for international companies. Previously, from September 1989 to September 1994, Mr. Kiser held various international management, global marketing and business development positions at Schering-Plough Corporation. Mr. Kiser received a Masters degree in International Management from the American Graduate School of International Management, Thunderbird in August 1989.

Paul A. Litka, M.D. joined Anesta in March 1998 as Vice President, Clinical Drug Development. Prior to joining the Company he served as Senior Vice President, Clinical Research and Regulatory Affairs at Magainin Pharmaceuticals, Inc., a pharmaceutical company, from May 1996 to February 1998, and as Vice President, Clinical Research from April 1995 to May 1996. From April 1994 to April 1995 he was an independent consultant. From November 1991 to March 1994 he was Senior Vice President and General Manager of the IBRD Center for Clinical Research, a contract research organization. From September 1982 to November 1991, Dr. Litka held various clinical research positions in the United States and United Kingdom with Smith Kline & French Laboratories, serving as Vice President, Medical Assurance in 1990 and 1991. He received an M.D. degree from the College of Medicine and Dentistry of New Jersey-Newark in 1975.

Steven A. Shoemaker, M.D. has been Vice President in the Office of Development since July 1998. From January 1997 to July 1998, he served as Vice President, Medical Communications. Dr. Shoemaker served as the Company's Vice President, Medical Affairs from April 1994 to January 1997. Prior to joining Anesta, he was employed by Somatogen, Inc., a biotechnology company, from February 1993 to March 1994 as Senior Vice President and from June 1989 to February 1993 as Vice President of Drug Development and Medical Affairs. He was Assistant Professor of Medicine at the University of Colorado Health Sciences Center from July 1985 to June 1988. He received an M.D. degree from the University of California at Los Angeles in 1978.

Edwin M. Kania, Jr. has served as director of the Company since April 1987. Mr. Kania is General Partner of One Liberty Ventures, Inc., which he co-founded in 1995. Previously, he had been General Partner in a predecessor firm, Morgan Holland Ventures. Mr. Kania serves as a director of several private companies. He received his M.B.A. degree from the Harvard Graduate School of Business Administration in 1982.

Daniel Kisner, M.D. has served as a director of the Company since February 1996. Dr. Kisner has served as Chief Operating Officer of Isis Pharmaceuticals, Inc., a biotechnology company, since February 1993, as a Director since March 1991 and as President since May 1994. From March 1991 until February 1993, he was Executive Vice President of Isis. From December 1988 until March 1991, he was Division Vice President of Pharmaceutical Development for Abbott. From March 1988 until November 1988, Dr. Kisner served as the Vice President, International Clinical Research and Development for Smith Kline & French Laboratories and from May 1985 until March 1988 he served as Vice President, Clinical Research R & D, Continental Europe for the same company. Dr. Kisner was an Associate Professor of Oncology at the University of Texas and an acting Associate Director at the National Cancer Institute. Dr. Kisner received an M.D. degree from Georgetown University in 1972. Dr. Kisner serves as a director of Microcide Pharmaceuticals Inc., a biopharmaceutical company.

Richard H. Leazer has served as Managing Director of the Wisconsin Alumni Research Foundation, a not-for-profit corporation supporting research at the University of Wisconsin, since March 1993. Prior to such time, he was President of Ohmeda, an anesthesia device and equipment manufacturer and a division of BOC HealthCare, from 1988 to September 1992 and was President of Anaquest, an anesthesia pharmaceutical company and a division of BOC HealthCare, from 1981 to 1988. Mr. Leazer received an M.B.A. degree from Drexel University in 1966.

Emanuel M. Papper, M.D., Ph.D. has been a director of the Company since July 1990. He has been Professor of Anesthesiology at the University of Miami since 1969 and was Professor of Pharmacology there from 1974 to 1981. Dr. Papper also served as the Vice President for Medical Affairs and the Dean of the University of Miami School of Medicine from 1969 to 1981. Prior to that time, Dr. Papper was a Professor of Anesthesiology and Chairman of the Department of Anesthesiology at Columbia University from 1949 to 1969. He received an M.D. degree from New York University in 1938 and a Ph.D. degree in English Literature from the University of Miami in 1990.

Richard P. Urfer has served as a director of the Company since August 1996. Mr. Urfer has served as President of BW Capital Markets, Inc., an investment banking firm, since June 1997. From June 1995 until June 1997, Mr. Urfer served as Executive Vice President of Resource Investment Advisors, Inc. From May 1987 until June 1995, Mr. Urfer was Managing Director of R.P. Urfer & Co., investment bankers. From September 1982 until May 1987 he was Chief Operating Officer of Chase Manhattan Capital Markets Corporation. Mr. Urfer received an M.B.A. degree from the Harvard Graduate School of Business Administration in 1964.

                       PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 1998, and as adjusted to reflect the sale of the Common Stock being offered hereby (assuming no exercise of the Underwriters' over-allotment option) by (1) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (2) each of the Company's directors, (3) each of the Company's executive officers, (4) all directors and executive officers of the Company as a group and (5) the Selling Stockholders. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of Common Stock owned by them.

                                       SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                     OWNED PRIOR TO OFFERING      NUMBER       OWNED AFTER OFFERING
                                    --------------------------   OF SHARES   -------------------------
     NAME OF BENEFICIAL OWNER        NUMBER      PERCENT(1)(2)    OFFERED     NUMBER     PERCENT(1)(2)
     ------------------------       ---------    -------------   ---------   ---------   -------------
Abbott Laboratories...............  1,202,840        12.5%             --    1,202,840        9.7%
  One Abbott Park Road, D-980,
  AP30
  Abbott Park, IL 60064-3500
Theodore H. Stanley and Stanley
  Research Foundation(3)..........    650,058         6.7          65,000      585,058        4.7
  4745 Wiley Post Way
  Plaza 6, Suite 650
  Salt Lake City, UT 84116
William C. Moeller(4).............    505,443         5.2         100,000      405,860        3.2
  4745 Wiley Post Way
  Plaza 6, Suite 650
  Salt Lake City, UT 84116
Edward M. Kania, Jr.(5)...........     15,167           *              --       15,167          *
Daniel L. Kisner(6)...............      6,667           *              --        6,667          *
Thomas B. King(7).................    173,917         1.8          15,000      158,917        1.3
Richard H. Leazer(8)..............     19,167           *              --       19,167          *
Emanuel M. Papper(9)..............     19,167           *              --       19,167          *
Richard P. Urfer(10)..............     46,547           *              --       46,547          *
Carl J. Accettura(11).............      6,249           *              --        6,249          *
Martha V. Arnold(12)..............     16,769           *              --       16,769          *
Dennis L. Coleman(13).............     85,860           *          10,000       75,860          *
Roger P. Evans(14)................      6,009           *              --        6,009          *
Franck P. Kiser(15)...............     13,540           *              --       13,540          *
Paul A. Litka(16).................      9,374           *              --        9,374          *
Steven A. Shoemaker(17)...........     77,731           *          10,000       67,731          *
All executive officers and
  directors as a group (15
  persons)(3) - (17)..............  1,651,665        16.3%        200,000    1,452,082       11.3%

------------
  *  Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of September 30, 1998, are deemed outstanding for computing the percentage of the person or entity holding such securities, but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
 (2) Percentage of beneficial ownership is based on 9,648,687 shares of Common Stock outstanding as of September 30, 1998 and 12,448,687 shares of Common Stock outstanding after this offering.

 (3) Includes options exercisable for 31,141 shares of Common Stock. Of the 618,917 shares, Dr. Stanley owns 217,011 shares, Mary Ann Stanley, Dr. Stanley's spouse, owns 170,876 shares, the Stanley Research Foundation owns 103,065 shares, The Theodore H. Stanley and Mary Ann Stanley Foundation owns 103,065 shares and Dr. Stanley owns 24,900 shares jointly with Ellen Stanley.
 (4) Includes options exercisable for 69,372 shares of Common Stock, of which 27,769 shares will be sold in the offering. Of the remaining 436,071 shares, Mr. Moeller owns 361,071 shares, The Joanne A. Moeller Family Living Trust owns 50,000 shares and The William and Joanne Moeller Foundation owns 25,000 shares. Shares Beneficially Owned After the Offering includes 417 shares subject to options that had not vested within 60 days of September 30, 1998 but which will vest within 60 days of the assumed closing date of the offering.
 (5) Includes 1,000 shares held by One Liberty Ventures Retirement Trust for the benefit of Edwin M. Kania, Jr. and options exercisable for 14,167 shares of Common Stock.
 (6) Consists of options exercisable for 6,667 shares of Common Stock.
 (7) Includes options exercisable for 168,422 shares of Common Stock, of which 15,000 shares will be sold in the offering.
 (8) Consists of options exercisable for 19,167 shares of Common Stock.
 (9) Includes options exercisable for 13,667 shares of Common Stock.
(10) Includes options exercisable for 6,667 shares of Common Stock. Of the 39,880 shares, Mr. Urfer's spouse owns 3,225 shares of Common Stock and Mr. Urfer's daughter owns 1,655 shares of Common Stock.
(11) Consists of options exercisable for 6,249 shares of Common Stock.
(12) Consists of options exercisable for 16,769 shares of Common Stock.
(13) Includes options exercisable for 40,934 shares of Common Stock.
(14) Includes options exercisable for 5,963 shares of Common Stock.
(15) Consists of options exercisable for 13,540 shares of Common Stock.
(16) Consists of options exercisable for 9,374 shares of Common Stock.
(17) Includes options exercisable for 60,934 shares of Common Stock, of which 10,000 shares will be sold in the offering.

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $.001 par value, and 1,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

At September 30, 1998, there were 9,648,687 shares of Common Stock outstanding held of record by approximately 168 stockholders.

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors. Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

The Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

The Company has entered into a registration rights agreement with the holders of 2,041,711 shares of Common Stock (Registrable Securities). Under the agreement, such holders may require the Company to register the Registrable Securities under the Securities Act. In addition, whenever the Company proposes to register any of its securities under the Securities Act, the holders of Registrable Securities are entitled, subject to certain restrictions, to include their Registrable Securities in such registration. The Company is required to bear all registration expenses in connection with the registration of Registrable Securities on the first demand registration and all Company registrations.

Registration rights may be transferred to a transferee of such Registrable Securities, provided that such transferee acquires at least 100,000 shares of Registrable Securities. The registration rights may be amended or waived only with the written consent of the Company and holders of a majority of the Registrable Securities outstanding. The holders of the Registrable Securities have waived their rights with respect to this offering. The registration rights terminate on February 3, 2004.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (Delaware Law), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

The Company's Restated Certificate of Incorporation also requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The Company's Restated Certificate of Incorporation also provides that the authorized number of directors may be changed only by resolution of the Board of Directors, and that directors can only be removed for cause by a majority vote of the stockholders. These provisions may have the effect of delaying, deterring or preventing a change in control of the Company or depressing the market price of Common Stock or discouraging hostile takeover bids in which stockholders of the Company could receive a premium for their shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

Boston Equiserve Services is the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, the Company will have 12,448,687 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option). Of these shares, the 5,500,000 shares sold in the Company's previous public offerings and the 3,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as is defined under the Securities Act. Of the remaining shares, 2,218,741 are subject to lock-up agreements under which the holders have agreed not to sell or otherwise dispose of any of their shares for a period of 90 days after the date of this Prospectus without the prior written consent of BancBoston Robertson Stephens.

In general, under Rule 144 under the Securities Act, a person (or person whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock (approximately 114,487 shares after giving effect to this offering and assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions and other requirements of Rule 144.

                                  UNDERWRITING

The Underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc. and Volpe Brown Whelan & Company, LLC (Representatives), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares, if any are purchased.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
BancBoston Robertson Stephens Inc...........................  1,500,000
Volpe Brown Whelan & Company, LLC...........................  1,500,000
                                                              ---------
          Total.............................................  3,000,000
                                                              =========

The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $0.73 per share, of which $0.10 may be reallowed to other dealers. After the completion of this offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company and the Selling Stockholders as set forth on the cover page of this Prospectus.

Over-Allotment Option. The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the same price per share as the Company will receive for the 2,800,000 shares that the Underwriters have agreed to purchase from the Company. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the total number of shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the shares are being sold.

Indemnity. The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

Lock-Up Agreements. Pursuant to the terms of lock-up agreements, the holders of 2,218,741 shares of the Company's Common Stock (including the Selling Stockholders), have agreed, for a period of up to 90 days after the date of this Prospectus, that, subject to certain exceptions, they will not contract to sell or otherwise dispose of any shares of Common Stock, any options to purchase shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock, owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion, and at any time or from time to time, without notice, release all or any portion of the securities subject to lock-up agreements. All of the shares of Common Stock subject to the lock-up agreements will be eligible for sale in the public market upon the expiration of the lock-up agreements subject in the case of shares held by affiliates pursuant to Rule 144.

Future Sales. In addition, the Company has agreed that until 90 days after the date of this Prospectus, the Company will not, without prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options to purchase any share of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of shares of Common Stock upon the exercise of outstanding options and the grant of options to purchase shares of Common Stock under existing employee stock option or stock purchase plans. See "Shares Eligible For Future Sale."

The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Stabilization. The Representatives have advised the Company that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making. In connection with this offering, certain Underwriter and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Boulder, Colorado. Certain legal matters will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, A Professional Corporation, Palo Alto, California.

                                    EXPERTS

The balance sheets as of December 31, 1997 and 1996, and the statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, and for the period from inception (August 1, 1985) to December 31, 1997 included and incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph that refers to a change in accounting for external legal costs related to patents, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

The portions of this Prospectus entitled "Risk Factors -- Our Success Depends On Protecting Our Intellectual Property" and "Business -- Patents, Proprietary Rights and Licenses" have been reviewed and approved by Kirton & McConkie, as experts in patent law. The portions of this Prospectus entitled "Risk
Factors -- We Are Subject To Extensive Government Regulation," "Risk
Factors -- Use of Controlled Substances" and "Business -- Government Regulation" have been reviewed and approved by Morin & Krasny, as experts in the law relating to the FDA.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     2. Definitive Proxy Statement, filed on March 31, 1998, for the 1998 Annual Meeting of Shareholders;

     3. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
        1998;

     4. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, as amended on November 20, 1998;

     5. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, as amended on November 20, 1998; and

     6. The description of the Common Stock set forth in the Registration Statement on Form 8-A dated December 29, 1993.

You may request a copy of these filings, at no cost, by writing or telephoning our Vice President, Finance and Administration at the following address:

             Anesta Corp.
             4745 Wiley Post Way
             Plaza 6
             Suite 650
             Salt Lake City, Utah 84116
             (801) 595-1405

This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheets..............................................  F-3
Statements of Operations and Comprehensive Loss.............  F-4
Statement of Changes in Stockholders' Equity................  F-5
Statements of Cash Flows....................................  F-9
Notes to Financial Statements...............................  F-11

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Anesta Corp.:

We have audited the accompanying balance sheets of Anesta Corp. (a development stage company) as of December 31, 1997 and 1996, and the related statements of operations and comprehensive loss, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997 and for the period from inception (August 1, 1985) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Anesta Corp. (a development stage company) as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, and for the period from inception (August 1, 1985) to December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, effective January 1, 1995 the Company changed its method of accounting for external legal costs related to patents.

/s/  PricewaterhouseCoopers LLP

COOPERS & LYBRAND L.L.P.

Salt Lake City, Utah
February 11, 1998

                                  ANESTA CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                       -------------------------   SEPTEMBER 30,
                                                          1997          1996           1998
                                                       -----------   -----------   -------------
                                                                                    (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents..........................  $ 9,760,765   $22,807,608   $  4,722,298
  Current portion of certificate of deposit..........      255,000       153,000        255,000
  Marketable debt securities, available-for-sale.....   17,875,711    17,173,950     13,541,445
  Accounts receivable................................       82,863       485,648        212,137
  Prepaid expenses and other current assets..........      428,490       291,983        323,698
                                                       -----------   -----------   ------------
         Total current assets........................   28,402,829    40,912,189     19,054,578
                                                       -----------   -----------   ------------
Property and equipment, at cost:
  Furniture and equipment............................      910,443       847,521        935,526
  Leasehold improvements.............................    2,278,941     1,476,743      2,327,372
  Accumulated depreciation...........................     (870,848)     (617,058)    (1,079,336)
                                                       -----------   -----------   ------------
                                                         2,318,536     1,707,206      2,183,562
                                                       -----------   -----------   ------------
Other assets:
  Certificate of deposit.............................    1,785,000     1,224,000      1,530,000
  Other assets.......................................      205,269       115,474        212,015
                                                       -----------   -----------   ------------
                                                         1,990,269     1,339,474      1,742,015
                                                       -----------   -----------   ------------
         Total assets................................  $32,711,634   $43,958,869   $ 22,980,155
                                                       ===========   ===========   ============
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................  $   433,666   $   518,965   $    354,984
  Accrued liabilities:
    Accrued compensation.............................      477,231       332,020        814,461
    Accrued research and development costs...........      200,000       200,000
    Other............................................       52,746        92,503        119,992
  Current portion of notes payable...................      250,000       150,000        250,000
                                                       -----------   -----------   ------------
         Total current liabilities...................    1,413,643     1,293,488      1,539,437
Unearned revenues....................................      350,000       350,000        402,500
Notes payable........................................    1,750,000     1,200,000      1,500,000
                                                       -----------   -----------   ------------
         Total liabilities...........................    3,513,643     2,843,488      3,441,937
                                                       -----------   -----------   ------------
Commitments (Note 12)
Stockholders' equity:
  Common stock, par value, $.001 per share;
    Authorized: 15,000,000 shares; Issued: 9,551,465
    in 1997, 9,440,129 in 1996 and 9,648,687 in 1998
    (unaudited)......................................        9,551         9,440          9,648
  Additional paid-in capital.........................   62,142,239    61,531,623     62,638,334
  Deficit accumulated during the development stage...  (32,962,206)  (20,413,153)   (43,174,342)
  Treasury stock (345 shares), at cost...............                     (4,226)
  Notes receivable from issuance of common stock.....                     (7,000)
  Accumulated other comprehensive income (loss)......        8,407        (1,303)        64,578
                                                       -----------   -----------   ------------
         Total stockholders' equity..................   29,197,991    41,115,381     19,538,218
                                                       -----------   -----------   ------------
         Total liabilities and stockholders'
           equity....................................  $32,711,634   $43,958,869   $ 22,980,155
                                                       ===========   ===========   ============

    The accompanying notes are an integral part of the financial statements.

                                  ANESTA CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                             AND COMPREHENSIVE LOSS

                                                                                      NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                     -----------------------------------------   ---------------------------
                                         1997           1996          1995           1998           1997
                                     ------------   ------------   -----------   ------------   ------------
                                                                                 (UNAUDITED)    (UNAUDITED)
Revenues:
  Product sales....................  $    183,752   $     92,430   $    60,725   $    151,881   $    109,425
  Royalty revenue..................         5,449          2,700       101,775          4,506          3,243
  Revenues from contract
    research/license agreements....                    1,503,000     1,514,000        175,000
                                     ------------   ------------   -----------   ------------   ------------
        Total revenues.............       189,201      1,598,130     1,676,500        331,387        112,668
                                     ------------   ------------   -----------   ------------   ------------
Operating costs and expenses:
  Cost of goods sold...............        52,082         27,290        18,771         42,686         31,396
  Royalties........................         2,838          2,500         2,500          4,691          3,380
  Research and development.........     7,889,021      8,303,756     5,228,392      5,768,521      5,353,295
  Depreciation and amortization....       269,595        237,622       157,647        224,272        177,988
  Marketing, general and
    administrative.................     6,368,094      3,536,852     2,219,229      5,367,371      4,723,272
                                     ------------   ------------   -----------   ------------   ------------
        Total costs and expenses...    14,581,630     12,108,020     7,626,539     11,407,541     10,289,331
                                     ------------   ------------   -----------   ------------   ------------
  Loss from operations.............   (14,392,429)   (10,509,890)   (5,950,039)   (11,076,154)   (10,176,663)
Non operating income (expense):
  Interest income..................     1,992,739      1,958,073     1,365,605        978,019      1,540,489
  Interest expense.................      (139,407)      (111,514)      (99,931)      (105,642)       (94,440)
  Other............................        (8,215)       (26,408)      (16,327)        (3,733)         3,150
                                     ------------   ------------   -----------   ------------   ------------
    Loss before provision for
      income taxes, extraordinary
      item and cumulative effect of
      change in accounting.........   (12,547,312)    (8,689,739)   (4,700,692)   (10,207,510)    (8,727,464)
Provision for income taxes.........        (1,741)          (100)         (100)        (4,626)        (1,539)
                                     ------------   ------------   -----------   ------------   ------------
  Loss before extraordinary item
    and cumulative effect of change
    in accounting..................   (12,549,053)    (8,689,839)   (4,700,792)   (10,212,136)    (8,729,003)
Extraordinary item -- reduction of
  income taxes arising from
  carryforward of prior years'
  operating losses.................
Cumulative effect of change in
  accounting (Note 2)..............                                 (1,041,047)
                                     ------------   ------------   -----------   ------------   ------------
  Net loss.........................   (12,549,053)    (8,689,839)   (5,741,839)   (10,212,136)    (8,729,003)
                                     ------------   ------------   -----------   ------------   ------------
Other comprehensive income:
  Foreign currency translation
    adjustment.....................                                                    19,460
  Unrealized gain (loss) on
    marketable debt securities,
    available for sale.............         9,710       (135,192)      143,117         36,711         17,708
                                     ------------   ------------   -----------   ------------   ------------
        Total other comprehensive
          income (loss)............         9,710       (135,192)      143,117         56,171         17,708
                                     ------------   ------------   -----------   ------------   ------------
        Comprehensive loss.........  $(12,539,343)  $ (8,825,031)  $(5,598,722)  $(10,155,965)  $ (8,711,295)
                                     ============   ============   ===========   ============   ============
Basic and diluted loss per common
  share (Note 14) --
  Loss before extraordinary item
    and cumulative effect of change
    in accounting..................  $      (1.32)  $      (1.02)  $     (0.65)  $      (1.06)  $       (.92)
  Extraordinary item...............
  Cumulative effect of change in
    accounting.....................                                      (0.15)
                                     ------------   ------------   -----------   ------------   ------------
  Net loss per common share........  $      (1.32)  $      (1.02)  $     (0.80)  $      (1.06)  $      (0.92)
                                     ============   ============   ===========   ============   ============
Weighted average shares
  outstanding......................     9,500,055      8,499,124     7,177,220      9,595,081      9,485,720
                                     ============   ============   ===========   ============   ============

                                        PERIOD FROM INCEPTION
                                        AUGUST 1, 1985 THROUGH
                                     ----------------------------
                                     DECEMBER 31,   SEPTEMBER 30,
                                         1997           1998
                                     ------------   -------------
                                                     (UNAUDITED)
Revenues:
  Product sales....................  $   374,183    $    526,064
  Royalty revenue..................      111,040         115,546
  Revenues from contract
    research/license agreements....    9,978,931      10,153,931
                                     ------------   ------------
        Total revenues.............   10,464,154      10,795,541
                                     ------------   ------------
Operating costs and expenses:
  Cost of goods sold...............      119,771         162,457
  Royalties........................       10,338          15,029
  Research and development.........   30,734,783      36,503,304
  Depreciation and amortization....    1,097,151       1,321,423
  Marketing, general and
    administrative.................   15,725,665      21,093,036
                                     ------------   ------------
        Total costs and expenses...   47,687,708      59,095,249
                                     ------------   ------------
  Loss from operations.............  (37,223,554)    (48,299,708)
Non operating income (expense):
  Interest income..................    6,337,096       7,315,115
  Interest expense.................     (492,391)       (598,033)
  Other............................      (47,576)        (51,309)
                                     ------------   ------------
    Loss before provision for
      income taxes, extraordinary
      item and cumulative effect of
      change in accounting.........  (31,426,425)    (41,633,935)
Provision for income taxes.........      (25,146)        (29,772)
                                     ------------   ------------
  Loss before extraordinary item
    and cumulative effect of change
    in accounting..................  (31,451,571)    (41,663,707)
Extraordinary item -- reduction of
  income taxes arising from
  carryforward of prior years'
  operating losses.................       22,296          22,296
Cumulative effect of change in
  accounting (Note 2)..............   (1,041,047)     (1,041,047)
                                     ------------   ------------
  Net loss.........................  (32,470,322)    (42,682,458)
                                     ------------   ------------
Other comprehensive income:
  Foreign currency translation
    adjustment.....................
  Unrealized gain (loss) on
    marketable debt securities,
    available for sale.............        8,407          64,578
                                     ------------   ------------
        Total other comprehensive
          income (loss)............        8,407          64,578
                                     ------------   ------------
        Comprehensive loss.........  $(32,461,915)  $(42,617,880)
                                     ============   ============
Basic and diluted loss per common
  share (Note 14) --
  Loss before extraordinary item
    and cumulative effect of change
    in accounting..................
  Extraordinary item...............
  Cumulative effect of change in
    accounting.....................
  Net loss per common share........
Weighted average shares
  outstanding......................

    The accompanying notes are an integral part of the financial statements.

                                  ANESTA CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
      FOR THE PERIOD FROM INCEPTION (AUGUST 1, 1985) TO SEPTEMBER 30, 1998

                                                                                                   DEFICIT
                            PREFERRED STOCK -- VOTING                  COMMON STOCK              ACCUMULATED
                        ---------------------------------   ----------------------------------    DURING THE     TREASURY STOCK
                                                PAID-IN                              PAID-IN     DEVELOPMENT    -----------------
                         SHARES     AMOUNT      CAPITAL      SHARES      AMOUNT      CAPITAL        STAGE       SHARES    AMOUNT
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Initial offering of
 common stock for cash
 on August 1, 1985 (at
 $.02 per share)......                                         53,600   $    535   $       537
Issuance of common
 stock for cash on
 September 16, 1985
 (at $.20 per
 share)...............                                        290,500      2,906        55,194
Issuance of common
 stock for cash on
 November 12, 1985 (at
 $.70 per share)......                                        149,000      1,490       102,810
Issuance of common
 stock for a License
 Agreement with the
 University of Utah on
 January 31, 1986 (at
 $.70 per share)......                                          6,000         60         4,140
Issuance of common
 stock for cash on
 January 31, 1986 (at
 $.70 per share)......                                         37,500        376        25,874
Compensation
 recognized for
 compensatory stock
 options..............                                                                     930
Loss from inception to
 December 31, 1986....                                                                           $   (121,780)
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Balance at December
 31, 1986.............                                        536,600      5,367       189,485       (121,780)
Issuance of common
 stock for cash on
 March 30, 1987, April
 14, 1987 and May 30,
 1987 (at $1.40 per
 share)...............                                        357,135      3,570       473,420
Compensation
 recognized for
 compensatory stock
 options..............                                                                   1,812
1987 net loss.........                                                                               (302,842)
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Balance at December
 31, 1987.............                                        893,735      8,937       664,717       (424,622)
Exercise of stock
 options for cash.....                                            500          5           345
Issuance of common
 stock for consulting
 services on December
 20, 1988 (at $.20 per
 share)...............                                          3,985         40           757
1988 net loss.........                                                                               (666,450)
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Balance at December
 31, 1988.............                                        898,220      8,982       665,819     (1,091,072)

                          NOTES
                        RECEIVABLE
                           FROM
                         ISSUANCE     ACCUMULATED
                            OF           OTHER
                          COMMON     COMPREHENSIVE
                          STOCK      INCOME (LOSS)      TOTAL
                        ----------   -------------   ------------
Initial offering of
 common stock for cash
 on August 1, 1985 (at
 $.02 per share)......                               $      1,072
Issuance of common
 stock for cash on
 September 16, 1985
 (at $.20 per
 share)...............                                     58,100
Issuance of common
 stock for cash on
 November 12, 1985 (at
 $.70 per share)......                                    104,300
Issuance of common
 stock for a License
 Agreement with the
 University of Utah on
 January 31, 1986 (at
 $.70 per share)......                                      4,200
Issuance of common
 stock for cash on
 January 31, 1986 (at
 $.70 per share)......                                     26,250
Compensation
 recognized for
 compensatory stock
 options..............                                        930
Loss from inception to
 December 31, 1986....                                   (121,780)
                         --------      ---------     ------------
Balance at December
 31, 1986.............                                     73,072
Issuance of common
 stock for cash on
 March 30, 1987, April
 14, 1987 and May 30,
 1987 (at $1.40 per
 share)...............                                    476,990
Compensation
 recognized for
 compensatory stock
 options..............                                      1,812
1987 net loss.........                                   (302,842)
                         --------      ---------     ------------
Balance at December
 31, 1987.............                                    249,032
Exercise of stock
 options for cash.....                                        350
Issuance of common
 stock for consulting
 services on December
 20, 1988 (at $.20 per
 share)...............                                        797
1988 net loss.........                                   (666,450)
                         --------      ---------     ------------
Balance at December
 31, 1988.............                                   (416,271)

    The accompanying notes are an integral part of the financial statements.

                                  ANESTA CORP.
                         (A DEVELOPMENT STAGE COMPANY)

          STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY -- (CONTINUED)
      FOR THE PERIOD FROM INCEPTION (AUGUST 1, 1985) TO SEPTEMBER 30, 1998

                                                                                                   DEFICIT
                            PREFERRED STOCK -- VOTING                  COMMON STOCK              ACCUMULATED
                        ---------------------------------   ----------------------------------    DURING THE     TREASURY STOCK
                                                PAID-IN                              PAID-IN     DEVELOPMENT    -----------------
                         SHARES     AMOUNT      CAPITAL      SHARES      AMOUNT      CAPITAL        STAGE       SHARES    AMOUNT
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Conversion of senior
 promissory and demand
 notes and interest to
 voting preferred
 stock................   298,908   $ 29,891   $ 1,165,777
Issuance of voting
 preferred stock for
 cash on September 25,
 1989 (at $4.00 per
 share)...............    26,545      2,654       103,525
1989 net loss.........                                                                           $   (550,811)
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Balance at December
 31, 1989.............   325,453     32,545     1,269,302     898,220   $  8,982   $   665,819     (1,641,883)
Issuance of voting
 preferred stock for
 technology on October
 1, 1990 (at $.10 per
 share)...............    12,000      1,200
Exercise of stock
 options for cash.....                                          4,594         46         3,280
1990 net income.......                                                                                 91,445
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Balance at December
 31, 1990.............   337,453     33,745     1,269,302     902,814      9,028       669,099     (1,550,438)
Issuance of voting
 preferred stock for
 cash on January 11,
 1991 (at $12.00 per
 share)...............    20,834      2,084       247,924
Exercise of stock
 options for cash.....                                         27,500        275        20,475
1991 net loss.........                                                                                (68,535)
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Balance at December
 31, 1991.............   358,287     35,829     1,517,226     930,314      9,303       689,574     (1,618,973)
Exercise of stock
 options for cash and
 notes................                                         24,041        241        18,992
Issuance of voting
 preferred stock for
 cash on December 21,
 1992 (at $25.00 per
 share)...............    16,000      1,600       398,400
1992 net loss.........                                                                                (82,813)
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Balance at December
 31, 1992.............   374,287     37,429     1,915,626     954,355      9,544       708,566     (1,701,786)
Change in par value
 upon
 reincorporation......              (37,055)       37,055                (13,561)       13,561
Exercise of stock
 options for cash and
 notes................                                        552,362      5,524       436,866
1993 net loss.........                                                                               (838,580)
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Balance at December
 31, 1993.............   374,287        374     1,952,681   1,506,717      1,507     1,158,993     (2,540,366)

                          NOTES
                        RECEIVABLE
                           FROM
                         ISSUANCE     ACCUMULATED
                            OF           OTHER
                          COMMON     COMPREHENSIVE
                          STOCK      INCOME (LOSS)      TOTAL
                        ----------   -------------   ------------
Conversion of senior
 promissory and demand
 notes and interest to
 voting preferred
 stock................                               $  1,195,668
Issuance of voting
 preferred stock for
 cash on September 25,
 1989 (at $4.00 per
 share)...............                                    106,179
1989 net loss.........                                   (550,811)
                         --------      ---------     ------------
Balance at December
 31, 1989.............                                    334,765
Issuance of voting
 preferred stock for
 technology on October
 1, 1990 (at $.10 per
 share)...............                                      1,200
Exercise of stock
 options for cash.....                                      3,326
1990 net income.......                                     91,445
                         --------      ---------     ------------
Balance at December
 31, 1990.............                                    430,736
Issuance of voting
 preferred stock for
 cash on January 11,
 1991 (at $12.00 per
 share)...............                                    250,008
Exercise of stock
 options for cash.....                                     20,750
1991 net loss.........                                    (68,535)
                         --------      ---------     ------------
Balance at December
 31, 1991.............                                    632,959
Exercise of stock
 options for cash and
 notes................   $ (7,000)                         12,233
Issuance of voting
 preferred stock for
 cash on December 21,
 1992 (at $25.00 per
 share)...............                                    400,000
1992 net loss.........                                    (82,813)
                         --------      ---------     ------------
Balance at December
 31, 1992.............     (7,000)                        962,379
Change in par value
 upon
 reincorporation......
Exercise of stock
 options for cash and
 notes................    (58,000)                        384,390
1993 net loss.........                                   (838,580)
                         --------      ---------     ------------
Balance at December
 31, 1993.............    (65,000)                        508,189

    The accompanying notes are an integral part of the financial statements.

                                  ANESTA CORP.
                         (A DEVELOPMENT STAGE COMPANY)

          STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY -- (CONTINUED)
      FOR THE PERIOD FROM INCEPTION (AUGUST 1, 1985) TO SEPTEMBER 30, 1998

                                                                                                   DEFICIT
                            PREFERRED STOCK -- VOTING                  COMMON STOCK              ACCUMULATED
                        ---------------------------------   ----------------------------------    DURING THE     TREASURY STOCK
                                                PAID-IN                              PAID-IN     DEVELOPMENT    -----------------
                         SHARES     AMOUNT      CAPITAL      SHARES      AMOUNT      CAPITAL        STAGE       SHARES    AMOUNT
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Issuance of common
 stock for cash on
 January 25, 1994 (at
 $12.50 per share),
 net of offering costs
 of $2,711,650........                                      2,500,000   $  2,500   $28,535,850
Exercise of warrants
 for cash on January
 25, 1994 (at an
 average of $1.19 per
 share)...............                                      1,202,840      1,203     1,424,797
Exercise of stock
 options for cash.....                                         16,499         16        13,095
Issuance of stock
 under stock purchase
 plan.................                                          4,532          5        20,701
Payment of dividends
 on preferred stock
 ($1.31 per share)....                                                                           $   (491,884)
Conversion of
 preferred stock to
 common stock.........  (374,287)  $   (374)  $(1,952,681)  1,871,435      1,871     1,951,184
Purchase of treasury
 stock (at $12.25 per
 share)...............                                                                                              345   $(4,226)
Other comprehensive
 loss -- unrealized
 loss on marketable
 debt securities,
 available-
 for-sale.............
1994 net loss.........                                                                             (2,949,225)
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Balance at December
 31, 1994.............                                      7,102,023      7,102    33,104,620     (5,981,475)      345    (4,226)
Exercise of stock
 options for cash.....                                         96,328         97       115,695
Issuance of stock
 under stock purchase
 plan.................                                          9,365          9        50,533
Collection on notes
 receivable from
 issuance of common
 stock................
Other comprehensive
 income...............
1995 net loss.........                                                                             (5,741,839)
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Balance at December
 31, 1995.............                                      7,207,716      7,208    33,270,848    (11,723,314)      345    (4,226)
Exercise of stock
 options for cash.....                                        223,088        223       329,228
Issuance of stock
 under stock purchase
 plan.................                                          9,325          9        75,322

                          NOTES
                        RECEIVABLE
                           FROM
                         ISSUANCE     ACCUMULATED
                            OF           OTHER
                          COMMON     COMPREHENSIVE
                          STOCK      INCOME (LOSS)      TOTAL
                        ----------   -------------   ------------
Issuance of common
 stock for cash on
 January 25, 1994 (at
 $12.50 per share),
 net of offering costs
 of $2,711,650........                               $ 28,538,350
Exercise of warrants
 for cash on January
 25, 1994 (at an
 average of $1.19 per
 share)...............                                  1,426,000
Exercise of stock
 options for cash.....                                     13,111
Issuance of stock
 under stock purchase
 plan.................                                     20,706
Payment of dividends
 on preferred stock
 ($1.31 per share)....                                   (491,884)
Conversion of
 preferred stock to
 common stock.........
Purchase of treasury
 stock (at $12.25 per
 share)...............                                     (4,226)
Other comprehensive
 loss -- unrealized
 loss on marketable
 debt securities,
 available-
 for-sale.............                 $  (9,228)          (9,228)
1994 net loss.........                                 (2,949,225)
                         --------      ---------     ------------
Balance at December
 31, 1994.............   $(65,000)        (9,228)      27,051,793
Exercise of stock
 options for cash.....                                    115,792
Issuance of stock
 under stock purchase
 plan.................                                     50,542
Collection on notes
 receivable from
 issuance of common
 stock................     58,000                          58,000
Other comprehensive
 income...............                   143,117          143,117
1995 net loss.........                                 (5,741,839)
                         --------      ---------     ------------
Balance at December
 31, 1995.............     (7,000)       133,889       21,677,405
Exercise of stock
 options for cash.....                                    329,451
Issuance of stock
 under stock purchase
 plan.................                                     75,331

    The accompanying notes are an integral part of the financial statements.

                                  ANESTA CORP.
                         (A DEVELOPMENT STAGE COMPANY)

          STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY -- (CONTINUED)
      FOR THE PERIOD FROM INCEPTION (AUGUST 1, 1985) TO SEPTEMBER 30, 1998

                                                                                                   DEFICIT
                            PREFERRED STOCK -- VOTING                  COMMON STOCK              ACCUMULATED
                        ---------------------------------   ----------------------------------    DURING THE     TREASURY STOCK
                                                PAID-IN                              PAID-IN     DEVELOPMENT    -----------------
                         SHARES     AMOUNT      CAPITAL      SHARES      AMOUNT      CAPITAL        STAGE       SHARES    AMOUNT
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Issuance of common
 stock for cash on
 June 6, 1996 (at
 $15.00 per share),
 net of offering costs
 of $2,141,775........                                      2,000,000   $  2,000   $27,856,225
Other comprehensive
 loss.................
1996 net loss.........                                                                           $ (8,689,839)
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Balance at December
 31, 1996.............                                      9,440,129      9,440    61,531,623    (20,413,153)      345   $(4,226)
Exercise of stock
 options for cash and
 stock................                                        105,716        105       530,788
Issuance of stock
 under stock purchase
 plan.................                                          5,965          6        84,054
Retirement of treasury
 stock in July
 1997.................                                           (345)                  (4,226)                    (345)    4,226
Collection on notes
 receivable from
 issuance of common
 stock................
Other comprehensive
 income...............
1997 net loss.........                                                                            (12,549,053)
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Balance at December
 31, 1997.............                                      9,551,465      9,551    62,142,239    (32,962,206)
Exercise of stock
 options for cash and
 stock (unaudited)....                                         97,222         97       496,095
Net loss
 (unaudited)..........                                                                            (10,212,136)
Other comprehensive
 income (unaudited)...
                        --------   --------   -----------   ---------   --------   -----------   ------------   -------   -------
Balance at September
 30, 1998
 (unaudited)..........                                      9,648,687   $  9,648   $62,638,334   $(43,174,342)
                        ========   ========   ===========   =========   ========   ===========   ============   =======   =======

                          NOTES
                        RECEIVABLE
                           FROM
                         ISSUANCE     ACCUMULATED
                            OF           OTHER
                          COMMON     COMPREHENSIVE
                          STOCK      INCOME (LOSS)      TOTAL
                        ----------   -------------   ------------
Issuance of common
 stock for cash on
 June 6, 1996 (at
 $15.00 per share),
 net of offering costs
 of $2,141,775........                               $ 27,858,225
Other comprehensive
 loss.................                 $(135,192)        (135,192)
1996 net loss.........                                 (8,689,839)
                         --------      ---------     ------------
Balance at December
 31, 1996.............   $ (7,000)        (1,303)      41,115,381
Exercise of stock
 options for cash and
 stock................                                    530,893
Issuance of stock
 under stock purchase
 plan.................                                     84,060
Retirement of treasury
 stock in July
 1997.................
Collection on notes
 receivable from
 issuance of common
 stock................      7,000                           7,000
Other comprehensive
 income...............                     9,710            9,710
1997 net loss.........                                (12,549,053)
                         --------      ---------     ------------
Balance at December
 31, 1997.............                     8,407       29,197,991
Exercise of stock
 options for cash and
 stock (unaudited)....                                    496,192
Net loss
 (unaudited)..........                                (10,212,136)
Other comprehensive
 income (unaudited)...                    56,171           56,171
                         --------      ---------     ------------
Balance at September
 30, 1998
 (unaudited)..........                 $  64,578     $ 19,538,218
                         ========      =========     ============

    The accompanying notes are an integral part of the financial statements.

                                  ANESTA CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                    YEAR ENDED DECEMBER 31,
                           ------------------------------------------
                               1997           1996           1995
                           ------------   ------------   ------------

Cash flows from operating
  activities:
  Net loss...............  $(12,549,053)  $ (8,689,839)  $ (5,741,839)
  Adjustments to
    reconcile net loss to
    net cash used in
    operating activities
    Cumulative effect of
      accounting
      change.............                                   1,041,047
    Depreciation and
      amortization.......       269,595        237,622        157,647
    Debt conversion
      expense............
    Interest converted to
      equity.............
    Compensatory stock
      options and
      stock..............
    (Gain) loss on
      retirement of
      assets.............        12,245         25,764         10,985
    Increase (decrease)
      due to changes in:
      Accounts
        receivable.......       402,785        (75,216)      (393,668)
      Prepaid expenses
        and other current
        assets...........      (136,507)      (214,849)       (12,296)
      Other assets.......       (89,796)      (103,906)         4,418
      Accounts payable...       (85,299)       287,677        (53,060)
      Accrued
        liabilities......       105,454        157,651        296,179
      Unearned
        revenues.........                                    (100,000)
                           ------------   ------------   ------------
        Net cash used in
          operating
          activities.....   (12,070,576)    (8,375,096)    (4,790,587)
                           ------------   ------------   ------------
Cash flows from investing
  activities:
  Capital expenditures...      (894,791)       (53,338)    (1,591,940)
  Proceeds from sale of
    assets...............         1,621            250          1,875
  Costs associated with
    license agreements...
  Advances to
    employees............
  Purchase of treasury
    bills................
  Proceeds from maturity
    of treasury bills....
  Purchase of marketable
    debt securities,
    available-for-sale...   (12,754,249)   (10,108,649)   (14,606,312)
  Maturities of
    marketable debt
    securities,
    available-for-sale...    12,062,198      9,554,650     12,879,228
  Purchase of certificate
    of deposit...........      (816,000)                   (1,530,000)
  Proceeds from maturity
    of certificate of
    deposit..............       153,000        153,000
                           ------------   ------------   ------------
        Net cash (used
          in) provided by
          investing
          activities.....    (2,248,221)      (454,087)    (4,847,149)
                           ------------   ------------   ------------

                                                               PERIOD FROM INCEPTION
                                 NINE MONTHS ENDED              (AUGUST 1, 1985) TO
                                   SEPTEMBER 30,            ----------------------------
                           ------------------------------   DECEMBER 31,   SEPTEMBER 30,
                                1998             1997           1997           1998
                           ---------------   ------------   ------------   -------------
                             (UNAUDITED)     (UNAUDITED)                    (UNAUDITED)
Cash flows from operating
  activities:
  Net loss...............   $(10,212,136)    $ (8,729,003)  $(32,470,322)  $ (42,682,458)
  Adjustments to
    reconcile net loss to
    net cash used in
    operating activities
    Cumulative effect of
      accounting
      change.............                                      1,041,047       1,041,047
    Depreciation and
      amortization.......        224,272          177,988      1,097,151       1,321,423
    Debt conversion
      expense............                                        101,330         101,330
    Interest converted to
      equity.............                                         94,104          94,104
    Compensatory stock
      options and
      stock..............                                          3,539           3,539
    (Gain) loss on
      retirement of
      assets.............          3,778              859         74,623          78,401
    Increase (decrease)
      due to changes in:
      Accounts
        receivable.......       (129,274)         (19,781)       (82,863)       (212,137)
      Prepaid expenses
        and other current
        assets...........        104,792         (336,105)      (428,490)       (323,698)
      Other assets.......         (6,746)        (680,811)      (207,847)       (214,593)
      Accounts payable...        (78,682)          40,217        433,666         354,984
      Accrued
        liabilities......        204,476          350,079        729,977         934,453
      Unearned
        revenues.........         52,500                         350,000         402,500
                            ------------     ------------   ------------   -------------
        Net cash used in
          operating
          activities.....     (9,837,020)      (9,196,557)   (29,264,085)    (39,101,105)
                            ------------     ------------   ------------   -------------
Cash flows from investing
  activities:
  Capital expenditures...        (93,126)         (98,871)    (3,215,379)     (3,308,505)
  Proceeds from sale of
    assets...............             50               25         11,846          11,896
  Costs associated with
    license agreements...                                     (1,109,533)     (1,109,533)
  Advances to
    employees............                                         (1,650)         (1,650)
  Purchase of treasury
    bills................                                     (1,174,419)     (1,174,419)
  Proceeds from maturity
    of treasury bills....                                      1,174,419       1,174,419
  Purchase of marketable
    debt securities,
    available-for-sale...    (14,404,574)      (6,191,468)   (52,381,784)    (66,786,358)
  Maturities of
    marketable debt
    securities,
    available-for-sale...     18,775,551        4,979,783     34,496,076      53,271,627
  Purchase of certificate
    of deposit...........                        (816,000)    (2,346,000)     (2,346,000)
  Proceeds from maturity
    of certificate of
    deposit..............        255,000          153,000        306,000         561,000
                            ------------     ------------   ------------   -------------
        Net cash (used
          in) provided by
          investing
          activities.....      4,532,901       (1,973,531)   (24,240,424)    (19,707,523)
                            ------------     ------------   ------------   -------------

    The accompanying notes are an integral part of the financial statements.

                                  ANESTA CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                    STATEMENTS OF CASH FLOWS -- (CONTINUED)

                                    YEAR ENDED DECEMBER 31,
                           ------------------------------------------
                               1997           1996           1995
                           ------------   ------------   ------------

Cash flows from financing
  activities:
  Proceeds from issuance
    of notes payable.....  $    800,000                  $  1,500,000
  Principal payments on
    notes payable........      (150,000)  $   (150,000)
  Principal payments on
    obligations under
    capital leases.......                      (16,363)       (35,548)
  Proceeds from issuance
    of common stock......       614,954     28,263,007        166,334
  Collections on notes
    receivable from
    issuance of common
    stock................         7,000                        58,000
  Proceeds from issuance
    of preferred stock...
  Deferred offering
    costs................
  Dividends paid on
    preferred stock......
                           ------------   ------------   ------------
        Net cash provided
          by financing
          activities.....     1,271,954     28,096,644      1,688,786
                           ------------   ------------   ------------
  Effect of exchange rate
    changes on cash......
                           ------------   ------------   ------------
  Net increase (decrease)
    in cash and cash
    equivalents..........   (13,046,843)    19,267,461     (7,948,950)
  Cash and cash
    equivalents at
    beginning of
    period...............    22,807,608      3,540,147     11,489,097
                           ------------   ------------   ------------
  Cash and cash
    equivalents at end of
    period...............  $  9,760,765   $ 22,807,608   $  3,540,147
                           ============   ============   ============
SUPPLEMENTAL SCHEDULE OF
  NONCASH ACTIVITIES:
  The Company issued
    stock and stock
    options for:
    Purchase of
      additional license
      agreement..........
    Notes receivable.....
  The Company purchased
    leasehold
    improvements using
    accounts payable.....
  The Company entered
    into various capital
    lease arrangements...
  The Company received
    stock as payment of a
    note receivable......
  The Company converted
    senior promissory
    notes, demand notes
    and interest to
    voting preferred
    stock................
SUPPLEMENTAL DISCLOSURE
  OF CASH FLOW
  INFORMATION:
  Cash paid during the
    year
    for interest.........  $    136,715   $    112,828   $     95,370
  Cash paid during the
    year for taxes.......         1,741            100            100

                                                               PERIOD FROM INCEPTION
                                 NINE MONTHS ENDED              (AUGUST 1, 1985) TO
                                   SEPTEMBER 30,            ----------------------------
                           ------------------------------   DECEMBER 31,   SEPTEMBER 30,
                                1998             1997           1997           1998
                           ---------------   ------------   ------------   -------------
                             (UNAUDITED)     (UNAUDITED)                    (UNAUDITED)
Cash flows from financing
  activities:
  Proceeds from issuance
    of notes payable.....                    $    800,000   $  3,337,700   $   3,337,700
  Principal payments on
    notes payable........   $   (250,000)        (150,000)      (337,500)       (587,500)
  Principal payments on
    obligations under
    capital leases.......                                       (194,488)       (194,488)
  Proceeds from issuance
    of common stock......        496,192          455,838     60,407,327      60,903,519
  Collections on notes
    receivable from
    issuance of common
    stock................                                         65,000          65,000
  Proceeds from issuance
    of preferred stock...                                        756,222         756,222
  Deferred offering
    costs................                                       (277,103)       (277,103)
  Dividends paid on
    preferred stock......                                       (491,884)       (491,884)
                            ------------     ------------   ------------   -------------
        Net cash provided
          by financing
          activities.....        246,192        1,105,838     63,265,274      63,511,466
                            ------------     ------------   ------------   -------------
  Effect of exchange rate
    changes on cash......         19,460                                          19,460
                            ------------     ------------   ------------   -------------
  Net increase (decrease)
    in cash and cash
    equivalents..........     (5,038,467)     (10,064,250)     9,760,765       4,722,298
  Cash and cash
    equivalents at
    beginning of
    period...............      9,760,765       22,807,608
                            ------------     ------------   ------------   -------------
  Cash and cash
    equivalents at end of
    period...............   $  4,722,298     $ 12,743,358   $  9,760,765   $   4,722,298
                            ============     ============   ============   =============
SUPPLEMENTAL SCHEDULE OF
  NONCASH ACTIVITIES:
  The Company issued
    stock and stock
    options for:
    Purchase of
      additional license
      agreement..........                                   $      5,400   $       5,400
    Notes receivable.....                                         71,000          71,000
  The Company purchased
    leasehold
    improvements using
    accounts payable.....                                        251,507         251,507
  The Company entered
    into various capital
    lease arrangements...                                        204,610         204,610
  The Company received
    stock as payment of a
    note receivable......                                          4,226           4,226
  The Company converted
    senior promissory
    notes, demand notes
    and interest to
    voting preferred
    stock................                                                      1,000,200
SUPPLEMENTAL DISCLOSURE
  OF CASH FLOW
  INFORMATION:
  Cash paid during the
    year
    for interest.........   $    112,186     $     98,293   $    390,695   $     502,881
  Cash paid during the
    year for taxes.......          4,626            1,539          2,341           6,967

    The accompanying notes are an integral part of the financial statements.

                         NOTES TO FINANCIAL STATEMENTS
              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES:

 Development Stage Activities

Since its inception in August 1985, Anesta Corp. (Anesta or the Company) has been a development stage company engaged in the research, development and commercialization of pharmaceutical products incorporating its proprietary oral transmucosal drug delivery systems. The Company has been unprofitable to date and expects to incur additional operating losses over the next few years, primarily due to the expansion of its research and development programs, including formulation development, pilot manufacturing capabilities, preclinical studies, clinical trials and Actiqa premarketing activities. As of December 31, 1997, the Company's accumulated deficit was approximately $33 million.

Anesta is the worldwide licensee of technology obtained pursuant to technology license agreements with the University of Utah Research Foundation (UURF). The license agreements, which remain in effect for the life of the applicable patents, may be assigned only with prior written consent of the UURF (see Note
8).

Revenues recognized to date represent revenues under research and development contracts and sales of the Company's first product, Fentanyl Oralet. The Company's ability to achieve profitability depends in part upon its ability alone, or with others, to commercialize successfully its first product, to complete development of its proposed products, to obtain required regulatory approvals and to manufacture and market such proposed products (see Note 10).

 Cash Equivalents

The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. Substantially all of the Company's cash and cash equivalents are held in two financial institutions in San Francisco, California.

 Marketable Debt Securities

The Company's marketable debt securities are classified as available-for-sale and carried at market value, with the unrealized gain or loss, net of deferred income taxes, reflected as a separate component of stockholders' equity. Gross realized gains and losses, cost determined using the specific identification method, have not been material.

 Property and Equipment

Expenditures that materially increase asset lives are capitalized at cost, while normal maintenance and repairs are expensed as incurred. Depreciation is reported on a straight-line basis over the shorter of the estimated useful lives of the assets, or the term of the lease, which range from 3 to 15 years.

The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and the gain or loss is reflected in the statements of operations.

 Net Loss Per Share

Basic and diluted earnings per share are computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share (EPS). There was no impact on

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
1997, 1996 or 1995 from the Company's adoption of SFAS No. 128. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from securities or contracts to issue common stock. Common equivalent shares are excluded from the computation of diluted EPS when their effect is antidilutive.

 Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting For Income Taxes. Deferred income taxes are provided for differences between the financial statement and tax bases of assets and liabilities using enacted future tax rates.

 Revenue Recognition

The Company recognized revenues from contract research based on qualifying expenditures. Research and development expense in the accompanying statements of operations includes funded and unfunded amounts.

 Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Financial Information

In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position of the Company as of September 30, 1998 and the results of its operations and its cash flows for the nine month periods ended September 30, 1998 and 1997. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

 Comprehensive Income

The Company adopted SFAS No. 130 Reporting Comprehensive Income, at the beginning of fiscal year 1998. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. In accordance with the provisions of SFAS No. 130, the Company has presented the components of other comprehensive income (loss) in its Statements of Operations and Comprehensive Loss. The financial statements for all prior periods have been restated to conform to requirements of SFAS No. 130.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

2. ACCOUNTING CHANGE:

Effective January 1, 1995, the Company changed its method of accounting for external legal costs related to patents. Prior to the change, the Company capitalized these costs and amortized them over the term of the related patent. Under the new method, these costs are expensed as incurred. The Company believes that the change will provide a better comparison with the Company's industry peers, the majority of which expense these patent costs.

The cumulative effect of this accounting change for years prior to 1995, which is shown separately in the statement of operations for 1995, resulted in a charge to operations of $1,041,047 or $.15 per share of common stock. The effect of this change on 1995 results of operations was to increase the net loss by approximately $310,000.

3. MARKETABLE DEBT SECURITIES:

The cost and estimated market value of marketable debt securities, available-for-sale at December 31, 1997, are as follows:

                                               GROSS         GROSS        ESTIMATED
                                             UNREALIZED    UNREALIZED      MARKET
                                 COST          GAINS         LOSSES         VALUE
                              -----------    ----------    ----------    -----------
Corporate Term Notes........  $ 3,180,102      $2,381                    $ 3,182,483
Federal Home Loan Bank
  Notes.....................    4,505,163         842                      4,506,005
Federal National Mortgage
  Notes.....................    6,401,436       4,408                      6,405,844
U.S. Treasury Notes.........    1,498,143         927                      1,499,070
Foreign Debt Securities.....    2,005,151                     $151         2,005,000
Accrued Interest............      277,309                                    277,309
                              -----------      ------         ----       -----------
                              $17,867,304      $8,558         $151       $17,875,711
                              -----------      ------         ----       -----------

The cost and estimated market value of marketable debt securities, available-for-sale at December 31, 1997, by contractual maturity, are shown below:

                                                                      ESTIMATED
                                                                       MARKET
                                                         COST           VALUE
                                                      -----------    -----------
Due in one year or less.............................  $15,846,670    $15,854,849
Due after one year through five years...............    2,020,634      2,020,862
                                                      -----------    -----------
                                                      $17,867,304    $17,875,711
                                                      -----------    -----------

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

3. MARKETABLE DEBT SECURITIES (CONTINUED):
The cost and estimated market value of marketable debt securities, available-for-sale at December 31, 1996, are as follows:

                                                    GROSS        GROSS       ESTIMATED
                                                  UNREALIZED   UNREALIZED     MARKET
                                       COST         GAINS        LOSSES        VALUE
                                    -----------   ----------   ----------   -----------
Corporate Term Notes..............  $ 3,069,682                  $1,551     $ 3,068,131
Federal Home Loan Bank Notes......    2,501,668     $3,807                    2,505,475
Federal National Mortgage Notes...    4,434,274                   1,373       4,432,901
U.S. Treasury Notes...............    6,985,171                   2,186       6,982,985
Accrued Interest..................      184,458                                 184,458
                                    -----------     ------       ------     -----------
                                    $17,175,253     $3,807       $5,110     $17,173,950
                                    -----------     ------       ------     -----------

4. RELATED PARTY TRANSACTIONS:

The Company paid expenses of $284,030, $317,349 and $321,539 in 1997, 1996 and
1995, respectively, to the Stanley Research Foundation for preclinical and clinical research. Stanley Research Foundation and its principal trustee are shareholders of the Company.

5. NOTE PAYABLE:

The note payable at December 31, 1997 and 1996, and September 30, 1998 is comprised of the following:

                                                                       SEPTEMBER 30,
                                               1997          1996          1998
                                            ----------    ----------   -------------
                                                                        (UNAUDITED)
Term note payable to a bank with interest
  payable monthly at bank's certificate of
  deposit rate (5.60% at September 30,
  1998 and 6.00% at December 31, 1997)
  plus 1.6%. Principal payments of
  $250,000 are due each July through July
  2005. The note is collateralized by a
  certificate of deposit in the amount of
  $2,040,000 at December 31,
  1997....................................  $2,000,000    $1,350,000    $1,750,000
  Current portion.........................    (250,000)     (150,000)     (250,000)
                                            ----------    ----------    ----------
  Long-term portion.......................  $1,750,000    $1,200,000    $1,500,000
                                            ----------    ----------    ----------

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

5. NOTE PAYABLE (CONTINUED):
The Company's note payable matures for periods ending December 31, as follows:

1998.......................................  $  250,000
1999.......................................     250,000
2000.......................................     250,000
2001.......................................     250,000
Thereafter.................................   1,000,000
                                             ----------
                                             $2,000,000
                                             ----------

Rates currently available to the Company for notes payable with similar terms and maturities are used to estimate the fair value of notes payable. At December 31, 1997 and 1996, the carrying value of the note payable approximates fair value.

6. STOCK BASED COMPENSATION PLAN:

The Company maintains three stock option plans: the 1989 Stock Option Plan (the "1989 Plan"), the 1993 Stock Option Plan (the "1993 Plan"), and the 1993 Non-Employee Directors' Stock Option Plan (The "Non-Employee Directors' Plan").

The 1989 Plan provides for the issuance of nonqualified stock options ("NQSOs") to employees of, directors of and consultants to the Company. The 1993 Plan provides for the issuance of Incentive Stock Options ("ISOs") to employees of the Company and NQSOs to employees of, directors of and consultants to the Company. The Non-Employee Directors' Plan provides for the issuance of NQSOs to non-employee members of the Company's Board of Directors who are not prohibited by their employer from receiving options. Additionally, the Company has granted NQSOs to non-employee Directors and consultants on an individual basis and not under a plan.

Under the 1989 Plan, NQSOs to purchase a total of 250,000 shares were authorized for issuance, of which 37,690 were outstanding and exercisable at December 31, 1997, and none were outstanding and exercisable at September 30, 1998. All options have been granted at the market price of the Company's common stock at the date of grant. The NQSOs vest over a period not to exceed four years from the date of grant and terminate five years from the date of grant.

At the 1997 annual meeting, stockholders approved an amendment to the 1993 Plan to increase the number of shares authorized for issuance from an aggregate of 750,000 shares to an aggregate of 1,500,000 shares, of which 1,207,430 and 1,515,710 options were outstanding and 458,570 and 648,881 options were exercisable at December 31, 1997 and September 30, 1998, respectively. All options have been granted at the market price of the Company's common stock at the date of grant. The ISOs and NQSOs vest over a period not to exceed four years from the date of grant and terminate from five to ten years from the date of grant.

Under the Non-Employee Directors' Plan, NQSOs to purchase a total of 150,000 shares were authorized for issuance, of which 83,500 and 114,500 options were outstanding and 31,500 and 55,335 options were exercisable at December 31, 1997 and September 30, 1998, respectively. At the 1997 annual meeting, stockholders approved an amendment to the Non-

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

6. STOCK BASED COMPENSATION PLAN (CONTINUED):
Employee Directors' Plan to increase the annual non-discretionary grant made to each non-employee director by 3,500 shares, from 1,500 shares to 5,000 shares. All options have been granted at the market price of the Company's common stock at the date of grant. The NQSOs vest over a period not to exceed four years from the date of grant and terminate five years from the date of grant.

The Company has granted NQSOs to purchase shares on an individual basis and not under a plan, on terms similar to the 1989 Plan. At December 31, 1997 and September 30, 1998, 11,610 and 10,400 options were outstanding and 8,275 options and 10,400 were exercisable, respectively.

The Company has adopted the provisions of SFAS No. 123. Under these provisions, the Company is allowed to continue to apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its option plans. Accordingly, no compensation expense has been recognized as options are granted at the stock's then market price. Had compensation expense for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under the option plans as recommended by SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                           1997            1996           1995
                                       ------------    ------------    -----------
Net loss..............  As reported    $(12,549,053)   $ (8,689,839)   $(5,741,839)
                        Pro forma      $(13,282,846)   $(10,408,851)   $(6,126,558)
Loss per share........  As reported    $      (1.32)   $      (1.02)   $      (.80)
                        Pro forma      $      (1.40)   $      (1.22)   $      (.85)

NOTE: Basic and diluted loss per share are the same.

The provisions of SFAS No. 123 have not been applied to options granted prior to January 1, 1995. The pro forma compensation expense may not be representative of such expense in future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: expected volatility of 79 - 83 percent, risk-free interest rates of 5.4 - 7.8 percent, expected lives of .2 - 10 years, and a dividend yield of zero for all years.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

6. STOCK BASED COMPENSATION PLAN (CONTINUED):
Changes in all outstanding options are as follows:

                                  1997                        1996                        1995
                        -------------------------   -------------------------   -------------------------
                        SHARES   WEIGHTED-AVERAGE   SHARES   WEIGHTED-AVERAGE   SHARES   WEIGHTED-AVERAGE
    FIXED OPTIONS       (000)     EXERCISE PRICE    (000)     EXERCISE PRICE    (000)     EXERCISE PRICE
    -------------       ------   ----------------   ------   ----------------   ------   ----------------
Outstanding at
  beginning of year...   1,002        $ 8.63           813        $ 5.16          725         $3.85
Granted...............     458         14.48           432         11.51          213          8.38
Exercised.............    (110)         5.48          (223)         1.48          (96)         1.20
Forfeited.............      (9)        13.16           (20)         9.57          (29)         8.97
                        ------                      ------                      -----
Outstanding at end of
  year................   1,341         10.86         1,002          8.63          813          5.16
                        ======                      ======                      =====
Options exercisable at
  year-end............     536                         371                        405
Weighted-average fair
  value of options
  granted during the
  year................  $11.96                      $11.51                      $8.38

The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                      WEIGHTED-
                       NUMBER          AVERAGE          WEIGHTED-          NUMBER
     RANGE OF        OUTSTANDING      REMAINING          AVERAGE       EXERCISABLE AT   WEIGHTED-AVERAGE
  EXERCISE PRICES    AT 12/31/97   CONTRACTUAL LIFE   EXERCISE PRICE      12/31/97       EXERCISE PRICE
  ---------------    -----------   ----------------   --------------   --------------   ----------------
$ 0.8000 - $ 1.9250      37,690      0.5 years            $ 0.95           37,690            $ 0.95
$ 3.8501 - $ 5.7750     154,254      1.9                    5.45          113,900              5.43
$ 5.7751 - $ 7.7000     129,011      1.4                    6.80          111,519              6.80
$ 7.7001 - $ 9.6250      60,167      1.8                    8.29           45,017              8.17
$ 9.6251 - $11.5500     381,986      7.1                   11.01          150,949             10.97
$11.5501 - $13.4750     159,696      7.5                   12.62           47,030             12.66
$13.4751 - $15.4000     357,624      9.6                   14.10           24,340             13.97
$15.4001 - $17.3250      34,802      8.8                   16.50            5,590             16.50
$17.3251 - $19.2500      25,000      4.3                   18.72                0              0.00

                     ----------      --------         ----------       -----------      -----------
                      1,340,230      6.2                  $10.86          536,035            $ 8.33
                     ==========      ========         ==========       ===========      ===========

In November 1993, the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan"), authorizing the issuance of 250,000 shares pursuant to purchase rights granted to employees of the Company. Participants may use up to 10% of their compensation to purchase the Company's common stock at the end of each year at a price equal to 85% of the lower of the beginning or ending stock price in the plan period. As of December 31, 1997, there were 220,813 shares available for issuance under the Purchase Plan. Compensation expense under the fair value method of SFAS No. 123 is not significant relative to shares purchased under the Purchase Plan for the years ending December 31, 1997, 1996 and 1995.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

7. CAPITAL STOCK:

The Company has 1,000,000 shares of authorized voting preferred shares with a par value of $.001. At December 31, 1997 and 1996 and September 30, 1998 there were no voting preferred shares issued and outstanding.

8. TECHNOLOGY LICENSE AGREEMENT:

In September 1985, the Company obtained an exclusive worldwide license from UURF to use technology and knowledge developed or to be developed under Dr. Theodore
H. Stanley's direction at the University of Utah, for anesthetic and other drug delivery systems based on oral transmucosal technology. In return, the UURF received 6,000 shares of Company stock and certain royalty rights based on product sales incorporating the technology.

The license expires on the date of the last expiring patent which occurs in 2010.

9. INCOME TAXES:

The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 and the nine months ended September 30, 1998 and 1997 relates solely to state income taxes.

As of December 31, 1997, net operating losses (NOLs) totaling approximately $31 million are available to offset future taxable income, and research and development (R&D) tax credits totaling approximately $724,000 are available to offset future tax liabilities. The NOLs and the R&D tax credit carryforwards expire from 2003 to 2012.

The Company's utilization of NOL carryforwards and R&D credits is limited to approximately $7,802,000 annually as a result of an ownership change in 1996. In addition to the limitation imposed in 1996, utilization of approximately $1,380,000 of the NOLs against future taxable income will be subject to an annual limitation of approximately $140,000 per year because of a cumulative change in ownership within a three-year period exceeding 50%. Approximately $110,000 of the R&D tax credit carryforwards is subject to the same annual limitation, under the constraint that the total NOLs must be utilized before the R&D credits may be used. To the extent the $140,000 annual limitation is not fully utilized in any given year, the unused portion of the NOLs and the R&D tax credit carryforwards are available for potential utilization in future years.

SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company's ability to realize the benefit of its deferred tax asset will depend on the generation of future taxable income. Because the Company's operations are not currently generating taxable income, the Company believes that a full valuation allowance should be provided. The valuation allowance increased $5,170,000 during 1997 and $2,779,000 during 1996, primarily as a result of the increase in net operating loss carryforwards.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

9. INCOME TAXES (CONTINUED):
The components of the net deferred tax asset as of December 31, 1997 and 1996 under SFAS 109 are as follows:

                                                         1997           1996
                                                         ----           ----
Deferred tax assets (liabilities):
  Net operating loss carryforwards.................  $ 11,674,000    $ 6,734,000
  Research and development tax credit
     carryforwards.................................       724,000        555,000
  Book/tax difference related to license
     agreements....................................       533,000        483,000
  Other............................................        87,000         76,000
  Valuation allowance..............................   (13,018,000)    (7,848,000)
                                                     ------------    -----------
  Net deferred tax asset...........................  $         --    $        --
                                                     ------------    -----------

10. RESEARCH AND DEVELOPMENT:

In December 1989, the Company entered into a research and development, license, supply and distribution agreement with Abbott Laboratories Hospital Products Division (Abbott). Under the agreement as amended, the Company granted to Abbott the exclusive right to make, use and sell in the U.S., oral transmucosal products resulting from technology owned or licensed by the Company, consisting of Oral Transmucosal Fentanyl Citrate (OTFC(R)) or other central nervous system acting drugs or intermediates thereof used for premedication, sedation, analgesia, diagnostic procedures, emergency room procedures, post-operative pain, burn treatment or cancer-related pain management. The first product developed under this agreement is being marketed for use in surgical premedication and for sedation/analgesia prior to diagnostic or therapeutic procedures in hospital settings under Abbott's trademark Fentanyl Oralet. The second product under the agreement will be marketed for breakthrough cancer pain by Abbott under Anesta's trademark Actiq. Substantially all of the Company's revenues, accounts receivable, certain accrued research and development costs, and unearned advance royalty amounts are a result of the various agreements and transactions with Abbott.

Under the Company's agreements with Abbott, Abbott manufactures Anesta's OT-fentanyl product line (Fentanyl Oralet and Actiq) and sells these products to the Company at a price which reflects Abbott's cost of manufacturing. The Company then sells the products to Abbott at a price related to Abbott's selling price which results in a gross profit to the Company ranging from approximately 40-70%. In addition, the Company is entitled to receive a royalty on OT-fentanyl product sales by Abbott.

Effective March 31, 1995, the Company entered into a 1995 funding agreement with Abbott, under which Abbott agreed to provide up to $1,500,000 of funding during 1995 to further the clinical development of Actiq to treat cancer-related pain (the "Actiq Cancer Pain Program"). Additionally, the Company entered into a 1996 funding agreement with Abbott, effective September 8, 1995, under which Abbott agreed to provide up to an additional $1,500,000 of funding during 1996 for the Actiq Cancer Pain Program. The funding was to be provided for qualifying work performed and expenses incurred by the Company during 1995 and 1996 in connection with the Actiq Cancer Pain Program. Under the agreements, the

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

10. RESEARCH AND DEVELOPMENT (CONTINUED):
Company agreed to provide additional funding required for this program and to complete certain program milestones.

By agreement, Abbott has committed to pay a total of $10.05 million to the Company to fund the clinical development of and to obtain the regulatory approval for Fentanyl Oralet and Actiq. During 1997, 1996 and 1995, the Company received $375,000, $1,500,000 and $1,125,000, and incurred $7,834,457,
$5,430,252 and $2,530,215 of costs relating to the agreements, respectively. Revenue of $1,500,000 related to the agreements was recognized in both 1996 and 1995. At December 31, 1996, accounts receivable relating to the agreements totaled $375,000. Abbott is also obligated to pay the Company $300,000 upon receipt of FDA marketing clearance of Actiq to treat breakthrough pain in chronic pain patients. In connection with such development funding, Abbott was granted, and has exercised, warrants to purchase 1,202,840 shares of the Company's common stock at prices ranging from $1.00 to $2.40 per share.

Effective August 31, 1995, the Company entered into another agreement with Abbott whereby Abbott has agreed to be the Company's contract manufacturer for clinical and commercial supplies of OT-fentanyl products for territories outside the U.S. The parties have agreed to consult with each other regarding collaborative agreements with other companies and negotiate in good faith as to specific terms regarding product supply by Abbott to any Anesta licensees.

In 1995, the Company amended its agreement with Abbott International (A.I.) to give the Company the right to terminate or cause to become nonexclusive A.I.'s license rights to OT-fentanyl products in one or more countries in the world (except the U.S.). In January 1998, the Company exercised its right to terminate A.I.'s license rights to OT-fentanyl products in all countries in the world except the U.S.

On November 14, 1997, the Company received an unfavorable regulatory action letter from the FDA for Actiq. Additional data analysis, submissions and negotiations need to be completed before Actiq can be cleared for marketing (See
Note 16).

11. UNEARNED REVENUES:

Effective October 12, 1995, the Company entered into an amendment to a prior agreement between Abbott International (A.I.) and the Company to provide the Company the right to terminate or cause to become nonexclusive A.I.'s license rights to OT-fentanyl products in one or more countries in the world except the U.S. The amendment also eliminated $100,000 of the $450,000 unearned advance royalty obligation, which amount was recognized as royalty revenue during the year ended December 31, 1995.

12. LEASES:

In December 1994, the Company entered into a five year operating lease agreement for a building which has two additional five year renewal options. During 1997, 1996 and 1995 the Company also entered into operating lease agreements for furniture and equipment.

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

12. LEASES (CONTINUED):
Future minimum rental payments under operating leases as of December 31, 1997 are as follows:

1998.......................................  $  694,017
1999.......................................     518,018
2000.......................................     394,859
                                             ----------
                                             $1,606,894
                                             ==========

Total expense under operating lease agreements for 1997, 1996 and 1995 was $726,763, $457,915 and $239,135 respectively.

13. EMPLOYEE BENEFITS:

In October 1995, the Board of Directors approved the adoption of a 401(k) Retirement Plan (the "401(k) Plan") effective January 1, 1996. Under the terms of the 401(k) Plan, all full-time employees who are at least 21 years of age and have 6 months of service are eligible to participate. Participants may contribute up to 15% of their annual compensation to the 401(k) Plan, subject to statutory limitations. The Company may make discretionary matching contributions to the 401(k) Plan equal to 25 percent of participant contributions up to 6% of participant compensation. For 1997 and 1996, the Company declared and paid discretionary matching contributions to the 401(k) Plan in the amount of $40,784 and $30,395, respectively.

14. COMPUTATION OF DILUTED LOSS PER SHARE:

As of December 31, 1997, options to purchase 1,340,230 shares of common stock at prices between $0.80 and $19.25 per share were outstanding. As of December 31, 1996, options to purchase 1,001,600 shares of common stock were outstanding at prices between $0.80 and $13.50. As of December 31, 1995, options to purchase 812,800 shares of common stock were outstanding at prices between $0.80 and $12.50. None of these options were included in the computation of diluted loss per share because the effect would have been antidilutive.

15. SUBSEQUENT EVENTS:

On January 28, 1998, the Company announced the signing of an exclusive agreement with Grupo Ferrer (Ferrer) for the marketing, sales and distribution of Anesta's OT-fentanyl product line, including Actiq, in Spain and Portugal. Under terms of the agreement, Ferrer made a payment to the Company and will have exclusive rights in Spain and Portugal to market and distribute Actiq and certain other product applications of OT-fentanyl which will be manufactured for Ferrer by Anesta. The Company does not believe commercial manufacturing will begin before December 31, 1999. Ferrer is a leading private Spanish pharmaceutical company.

16. EVENTS SUBSEQUENT TO FEBRUARY 11, 1998 (UNAUDITED)

On June 4, 1998, the Company announced the signing of an exclusive agreement with Laboratoire L. Lafon (Lafon) for the marketing, sales and distribution of Anesta's

              (INFORMATION AS OF SEPTEMBER 30, 1998 IS UNAUDITED)

16. EVENTS SUBSEQUENT TO FEBRUARY 11, 1998 (UNAUDITED) (CONTINUED):
OT-fentanyl product line, including Actiq, in France. Under terms of the agreement, Lafon made a payment to the Company and will have exclusive rights in France to market and distribute Actiq and certain other product applications of OT-fentanyl which will be manufactured for Lafon by Anesta. The Company does not believe commercial manufacturing will begin before December 31, 1999. Lafon is a leading private French pharmaceutical company.

On November 5, 1998 the Company announced that the U.S. Food and Drug Administrative (FDA) had cleared Actiq (oral transmucosal fentanyl citrate) for the management of breakthrough cancer pain in patients with malignancies who are already receiving and who are tolerant to opioid therapy. Actiq is expected to be available during March 1999.

In November 1998, the Company entered into an agreement with underwriters for the proposed public sale of 1,800,000 shares of common stock.

                                 [ANESTA LOGO]